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                                                                   Exhibit 10.14



                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

         This Purchase Agreement (the "AGREEMENT") is entered into as of October 4, 2000, by and among Moll Industries, Inc., a Delaware corporation (the "COMPANY"), Anchor Holdings, Inc., a Delaware corporation and the sole stockholder of the Company ("PARENT"), Henlopen Manufacturing Co., Inc., a New York corporation ("BUYER 1"), and Compagnie Generale de Participation Industrielle et Financiere, a company organized under the laws of France ("BUYER 2") (Buyer 1 and Buyer 2 are collectively referred to herein as the "BUYER").

                                  INTRODUCTION

         The Company and Parent wish to sell, and the Buyer wishes to buy, all of the assets of the Company's cosmetics packaging division (the "COSMETICS DIVISION"), including without limitation all of the outstanding capital stock of Cepillos De Matamoros S.A. de C.V., a corporation organized under the laws of Mexico and a wholly-owned subsidiary of the Company and Parent ("CEPILLOS"), on the terms and conditions set forth herein. The Company is the owner of 999 series "A" shares and 1,187,459 series "B" shares of Cepillos (together, the "COMPANY CEPILLOS SHARES"), and Parent is the owner of one series "A" share of Cepillos (the "PARENT CEPILLOS SHARES" and, together with the Company Cepillos Shares, the "CEPILLOS SHARES"). The term "Cosmetics Division" includes without limitation Cepillos.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE; CLOSING

         SECTION 1.01.  PURCHASE AND SALE.

                  (a) PURCHASED ASSETS. On the terms and conditions of this Agreement, the Company shall sell, convey, transfer, assign and deliver to Buyer 1 at the Closing (as hereinafter defined), all of the Company's right, title and interest in and to all of the assets owned or leased by, or licensed to, the Company of every kind, type or description, wherever located, whether now existing or hereafter acquired, that are used or held for use primarily in the operation of, or otherwise are primarily related to, the Cosmetics Division, whether tangible or intangible, real, personal or mixed (the "PURCHASED ASSETS"), free and clear of all Liens (as hereinafter defined), except for Permitted Liens (as hereinafter defined). The Purchased Assets shall not include the Excluded Assets (as hereinafter defined) and shall include, without limitation, the following assets:


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                           (i) all trade accounts receivable, notes receivable
(including with respect to leases of equipment), negotiable instruments and chattel paper received as a result of the operation of the Cosmetics Division;

                           (ii) all tangible assets used or held for use
primarily in connection with the business or operations of the Cosmetics Division, including machinery and equipment, parts, computer hardware, copiers, tools, dies, jigs, patterns, molds, office equipment, leasehold improvements, fixtures and other improvements on real estate, furniture, automobiles, trucks and other vehicles, and including those items as set forth on SCHEDULE 1.01(a)(ii);

                           (iii) all inventory used or held for use primarily in
connection with the business or operations of the Cosmetics Division wherever located (including raw materials, work in process, finished goods, labels and packaging materials, service parts and supplies), including all inventory used or held for use at the storage space leased by the Company for the Cosmetics Division in Brownsville, Texas and Dayton, New Jersey and at the Company's facilities in Elk Grove, Illinois and Cepillos' facility in Matamoros, Mexico;

                           (iv) all agreements, commitments, understandings,
binding arrangements, licenses and other legally binding arrangements (and benefits arising therefrom) primarily relating to or arising primarily from the business or operations of the Cosmetics Division (collectively, the "ASSUMED CONTRACTS"), including without limitation those Material Contracts (as hereinafter defined) set forth on SCHEDULE 1.01(a)(iv), and all rights against suppliers for repair or replacement of defective products covering any of the tangible assets of the Cosmetics Division, to the extent legally transferable;

                           (v) all Permits (as hereinafter defined) set forth on
SCHEDULE 1.01(A)(V);

                           (vi) all sales orders and sales contracts, purchase
orders and purchase contracts, quotations and bids generated by the operation of the Cosmetics Division;

                           (vii) all customer lists, customer records and
customer information relating to the Cosmetics Division;

                           (viii) all intellectual property rights used by the
Company, Parent or Cepillos primarily in or otherwise primarily relating to the business or operations of the Cosmetics Division, including the following: all patents and patent applications listed in SCHEDULE 2.08 and all rights deriving therefrom (the "PATENTS"); all trademarks, trademark applications and trademark registrations, trade names, service marks and service names listed in SCHEDULE 2.08, together with the goodwill associated therewith and all rights deriving therefrom (the "TRADEMARKS"); all registered copyrights listed in SCHEDULE 2.08 or unregistered copyrights used or held for use primarily in connection with the business or operations of the Cosmetics Division and all rights deriving therefrom (the "COPYRIGHTS"); all internet domain names listed in SCHEDULE 2.08 (the "DOMAIN NAMES"); and, any know-how, unpatented inventions, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software,


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processes, know-how, confidential information, business and marketing plans, trade dress and slogans, licenses and rights with respect to the foregoing and all goodwill associated with such intellectual property rights (together with the Patents, the Trademarks, the Copyrights and the Domain Names, the "INTELLECTUAL PROPERTY");

                           (ix) all goodwill of the Cosmetics Division,
including the right to represent oneself as the successor to the Cosmetics Division; and

                           (x) all books and records, wherever located,
primarily relating to the Cosmetics Division including the following: blueprints, drawings and other technical papers, payroll, employee benefits, accounts receivable and payable, inventory, maintenance, and asset history records, ledgers, and books of original entry, all insurance records and OSHA and EPA files, sales records, books of account, files, invoices, inventory records, accounting records, product specifications, drawings, engineering, operating and production records, advertising materials, cost and pricing information, supplier lists, business plans, catalogs, quality control records and manuals, research and development files, laboratory books, patent and trademark files and litigation files, AND EXCLUDING any of the foregoing relating to the Excluded Assets, and including, if reasonably requested by the Buyer, such other redacted records as may be necessary to operate the Cosmetics Division.

                  (b) CEPILLOS SHARES. Pursuant to the Assignment Agreement attached hereto as EXHIBIT 1.01(b) and subject to the terms and conditions of this Agreement, the Company and Parent shall sell, convey, endorse, transfer, assign and deliver to Buyer 2 and Buyer 2's designee at the Closing, free and clear of all Liens, the Company Cepillos Shares and the Parent Cepillos Shares, respectively.

                  (c) CERTAIN DEFINITIONS. As used herein, "LIEN" means any lien, pledge, charge, option, restriction on transfer, claim, mortgage, deed to secure debt, deed of trust, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind. As used herein, "PERMITTED LIENS" means (i) such imperfections of title, easements, encumbrances, or restrictions which individually or in the aggregate do not impair in any material respect the use or ownership of the Purchased Assets,
(ii) Liens for taxes (whether federal, state, local or foreign) attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith and (iii) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such liens.

         SECTION 1.02. EXCLUDED ASSETS. Notwithstanding the foregoing, the Company shall not transfer to the Buyer, and the Purchased Assets shall not include (i) cash and cash equivalents of the Company, (ii) the assets of the Company used primarily in connection with its other businesses and divisions that are not the Cosmetics Division and that are not specifically included in the definition of Purchased Assets and (iii) any of the assets listed on
SCHEDULE 1.02 (collectively, the "EXCLUDED ASSETS").


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         SECTION 1.03. PURCHASE PRICE. The aggregate purchase price to be paid by the Buyer for the Purchased Assets and the Cepillos Shares shall be Sixty Seven Million Dollars ($67,000,000) (the "PURCHASE Price"), subject to adjustment as set forth in Section 1.10, and the Purchased Assets and Cepillos shall be free of or not include (A) any indebtedness and (B) any cash. The Buyer shall pay Sixty Five Million Five Hundred Thousand Dollars ($65,500,000) of the Purchase Price at the Closing by wire transfer of immediately available funds to an account of the Company designated in writing to the Buyer no later than two business days prior to the Closing Date. At the Closing, the Buyer shall deliver
(i) One Million Five Hundred Thousand Dollars ($1,500,000) of the Purchase Price (the "PURCHASE PRICE ESCROW AMOUNT") to the escrow agent (the "ESCROW AGENT") named in the escrow agreement to be entered into as of the Closing Date among the Buyer, the Company and the Escrow Agent in the form and substance mutually satisfactory to the Buyer and the Company (the "ESCROW Agreement"), and (ii) One Million Five Hundred Thousand Dollars ($1,500,000) (the "ADDITIONAL ESCROW AMOUNT") to the Escrow Agent. The Escrow Agreement shall provide that the Purchase Price Escrow Amount and Additional Escrow Amount are to be invested in an interest-bearing money market fund. Prior to the Closing, the Buyer and the Company shall select a mutually satisfactory bank or trust company to act as the Escrow Agent. All fees and expenses of the Escrow Agent shall be shared equally by the Company and the Buyer.

         SECTION 1.04. ASSUMPTION OF LIABILITIES.

                  (a) AGREEMENT TO ASSUME. At the Closing, the Buyer shall assume and agree to discharge and perform when due, only those liabilities and obligations of the Company or Parent with respect to the Cosmetics Division which are described in Section 1.04 (b) (the "ASSUMED LIABILITIES"). All the liabilities and obligations of the Company or Parent or any of their respective Affiliates (as hereinafter defined), other than Cepillos, of whatever kind or nature, known or unknown, fixed or contingent, accrued or unaccrued, other than the Assumed Liabilities, are hereinafter referred to as the "EXCLUDED LIABILITIES."

                  Notwithstanding the foregoing, the Buyer does not assume or agree to pay, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, discharge or perform, any Excluded Liabilities.

                  (b) DESCRIPTION OF ASSUMED LIABILITIES. The Assumed Liabilities shall consist of the following, and only the following, liabilities of the Company or Parent with respect to the Cosmetics Division:

                           (i) accounts payable and accrued liabilities relating
to Purchased Assets as of the Closing Date (as herein defined) incurred in the ordinary course of business, excluding accounts payable or accrued liabilities to the Company, Parent or any of their Affiliates (as hereinafter defined) other than Cepillos;

                           (ii) all liabilities, obligations and commitments of
the Company or Parent accruing with respect to periods commencing as of the close of business on the Closing Date under the Assumed Contracts;


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                           (iii) all liabilities, obligations and commitments of
the Company accruing with respect to periods commencing as of the close of business on the Closing Date under the sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Cosmetics Division that constitute Purchased Assets and were entered into or received in the ordinary course of business;

                           (iv) all Taxes (as hereinafter defined) arising out
of, relating to or in respect of the Purchased Assets or the use thereof for any taxable periods after the Closing Date and the portion after the Closing Date of any taxable period that includes (but does not end on) such day, it being understood that the Company and Parent are retaining all such Taxes for any taxable periods prior to the Closing Date of any taxable period that includes such day;

                           (v) all obligations, liabilities and commitments
arising from the conduct of the Buyer's business or the use or ownership of the Purchased Assets after the Closing; and

                           (vi) the liabilities specifically set forth on
SCHEDULE 1.04(b).

         SECTION 1.05. ALLOCATION. The total amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets and the Cepillos Shares as set forth on SCHEDULE 1.05. It is agreed by the parties that such allocation was arrived at by arm's-length negotiation and in the judgment of the parties properly reflects the fair market value of the Purchased Assets and the Cepillos Shares transferred pursuant to this Agreement. The Buyer, and the Company and Parent further agree that such allocation of the Purchase Price meets and shall meet the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and all U.S. Department of Treasury regulations promulgated thereunder. It is agreed that the allocations under this
Section 1.05 will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets and the Cepillos Shares and will be consistently reflected by each party on its tax returns.

         SECTION 1.06. THE CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the Cepillos Shares hereunder will take place at Covington & Burling, 1330 Avenue of the Americas, New York, New York on October 18, 2000 or, if the conditions set forth in Article V herein are not then satisfied or waived, at such later date as is five (5) business days after satisfaction or waiver of such conditions (the "CLOSING DATE").

         SECTION 1.07. DELIVERIES BY THE COMPANY AND PARENT. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.02 herein, the Company and Parent shall deliver or cause to be delivered to the Buyer the Cepillos Shares and the instruments, consents, opinions, certificates and other documents required by Section 5.01.


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         SECTION 1.08. DELIVERIES BY THE BUYER. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.01 herein, the Buyer shall deliver or cause to be delivered to the Company the Purchase Price and the instruments, opinions, certificates and other documents required by
Section 5.02.

         SECTION 1.09. DESIGNATION OF AFFILIATES BY THE BUYER. Prior to the Closing, upon at least ten (10) days advance written notice to the Company, the Buyer may designate one or more of its Affiliates to acquire all or part of the Purchased Assets and the Cepillos Shares at the Closing, in which event all references herein to the "Buyer" shall be deemed also to refer to such Affiliates, jointly and severally, as appropriate; PROVIDED, HOWEVER, that no such designation shall in any event limit or affect the obligations of the Buyer under this Agreement; and PROVIDED, FURTHER, that the Buyer shall not designate any Affiliate to acquire all or any part of the Purchased Assets and the Cepillos Shares if (i) the designation of such Affiliate would require that any consent, approval, order, qualification, filing, application or waiver be obtained or made that would not otherwise be required or (ii) after such time as any request for, or other filing or application in connection with, any consent, approval, order, qualification or waiver required to be obtained pursuant hereto has been made, if the designation of such Affiliate would require that such request, filing or application be made again or amended. Except where the context otherwise requires, all references herein to the "Buyer" shall be deemed to refer to Buyer 1 and Buyer 2, jointly and severally. As used herein, an "AFFILIATE" has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended.

         SECTION 1.10.     NET WORKING CAPITAL ADJUSTMENT.

                  (a) NET WORKING CAPITAL. As used herein, "NET WORKING CAPITAL" means, as measured as of the Closing Date, the difference between (i) all current assets of the Cosmetics Division (which consist of, without duplication, the current assets of Cepillos and the Purchased Assets that are current assets), and (ii) all current liabilities of the Cosmetics Division (which consist of, without duplication, the current liabilities of Cepillos, current indebtedness of Cepillos, if any, and the Assumed Liabilities that are current liabilities), as determined in accordance with generally accepted accounting principles in the United States ("GAAP") except as noted on SCHEDULE 2.02, on a basis consistent with the procedures and practices used in the preparation of the Financial Statements (as defined in Section 2.02) and as finally determined in accordance with Section 1.10(b). An illustration of the calculation of Net Working Capital as of July 1, 2000 is set forth on SCHEDULE 1.10.

                  (b)      DETERMINATION OF NET WORKING CAPITAL.

                           (i) Within 45 days after the Closing Date, each of
the Company and the Buyer will deliver to the other a certificate (each, a "NET WORKING CAPITAL CERTIFICATE") executed by the delivering party (the "DELIVERING PARTY") setting forth an itemization of Net Working Capital. Without limiting the foregoing, each of the Company and the Buyer will use all commercially reasonable efforts to deliver a Net Working Capital Certificate to the other within 30 days after the Closing Date. Promptly following the Closing Date, the Buyer's representatives and the Company's representatives shall conduct a joint inventory review in connection with the determination of Net Working Capital.


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                           (ii) If the Buyer and the Company are unable to agree
upon the Net Working Capital within 15 days after delivery of both Net Working Capital Certificates, the Buyer and the Company agree to select KPMG LLP
("KPMG") (unless KPMG's services have recently been utilized by the Company and its Affiliates or the Buyer and its Affiliates or KPMG does not accept the engagement, in which case the parties will mutually select a nationally recognized firm of independent accountants whose services have not recently been utilized by the Company and its Affiliates or the Buyer and its Affiliates (and if the parties fail to make such selection within such 15 days, they will do so by lot)) to resolve the disputed items and make a determination of the Net Working Capital. Such determination will be made within 45 days after such selection and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne equally by the Company and the Buyer.

                           (iii) If either the Company or the Buyer does not
deliver a Net Working Capital Certificate to the other within the 45-day period set forth in subsection (i) above, the Net Working Capital specified in the Net Working Capital Certificate delivered by the Delivering Party will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

                  (c) ADJUSTMENT TO PURCHASE PRICE. At such time as the Net Working Capital is finally determined, the Escrow Agreement shall provide, and the parties hereto agree, as follows:

                           (i) If the Net Working Capital is less than Five
Million Four Hundred Thousand Dollars ($5,400,000), then the Buyer and the Company shall direct the Escrow Agent (A) to release to the Buyer (x) the excess of Five Million Four Hundred Thousand Dollars ($5,400,000) over the Net Working Capital (plus any accrued interest earned on such excess amount) (the "WORKING CAPITAL DEFICIENCY"), up to the total Purchase Price Escrow Amount (plus any accrued interest earned on such amount), and (y) the Additional Escrow Amount (plus any accrued interest earned on such amount), and (B) to release to the Company, the remainder of the Purchase Price Escrow Amount, if any (plus any accrued interest earned on such amount), in each case by wire transfer of immediately available funds. If the Purchase Price Escrow Amount is less than the Working Capital Deficiency, the Company shall pay the Buyer the full amount of such shortfall (plus any accrued interest on such amount at an interest rate equal to that earned on the Purchase Price Escrow Amount) at the same time payment is made to the Buyer by the Escrow Agent.

                           (ii) If the Net Working Capital is greater than Six
Million Six Hundred Thousand Dollars ($6,600,000), then the Company and the Buyer shall direct the Escrow Agent (A) to release to the Company (x) the excess of the Net Working Capital over Six Million Six Hundred Thousand Dollars ($6,600,000) (plus any accrued interest earned on such amount) (the "WORKING CAPITAL EXCESS"), up to the total Additional Escrow Amount (plus any accrued interest earned on such amount), and (y) the Purchase Price Escrow Amount (plus any accrued interest earned on such amount), and (B) to release to the Buyer the remainder of the Additional Escrow


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Amount, if any (plus any accrued interest earned on such amount), in each case by wire transfer of immediately available funds. If the Additional Escrow Amount is less than the Working Capital Excess, the Buyer shall pay the Company the full amount of such shortfall (plus any accrued interest earned on such amount at an interest rate equal to that earned on the Additional Escrow Amount) at the same time payment is made to the Company by the Escrow Agent.

                           (iii) If the Net Working Capital is greater than (or
equal to) Five Million Four Hundred Thousand Dollars ($5,400,000) and less than (or equal to) Six Million Six Hundred Thousand Dollars ($6,600,000), then the Company and the Buyer shall direct the Escrow Agent (A) to release to the Company the Purchase Price Escrow Amount (plus any accrued interest earned on such amount) and (B) to release to the Buyer the Additional Escrow Amount (plus any accrued interest earned on such amount), in each case by wire transfer of immediately available funds.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                            OF THE COMPANY AND PARENT

         The Company and Parent jointly and severally represent and warrant to the Buyer as follows:

         SECTION 2.01. ORGANIZATION AND POWER; VALID AND BINDING OBLIGATION.

                  (a) The Company and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Cepillos is a corporation duly organized, validly existing and in good standing under the laws of Mexico (or substantially equivalent terms under the laws of Mexico). The Company, Parent and Cepillos each have full corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as such businesses are now conducted. The copies of the charter and bylaws of the Company, Parent and Cepillos, each as amended to date, that have been delivered to the Buyer by the Company are complete and correct copies thereof. Each of the Company and Cepillos is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties or assets requires such qualification, except where the failure to so qualify individually or in the aggregate could not reasonably be expected to have a material adverse effect on
(i) the operations, properties, assets, condition (financial or otherwise), business or results of operations of the Cosmetics Division or (ii) the ability of the Company or Parent, as the case may be, to perform its obligations under this Agreement (each, a "MATERIAL ADVERSE EFFECT").

                  (b) The Company and Parent have full corporate power and authority and have taken all required action necessary to permit them (i) to execute, deliver and carry out the terms of this Agreement and all other documents and instruments to be executed by the Company, Parent and Cepillos pursuant to this Agreement (collectively, the "SELLER DOCUMENTS") and (ii) to consummate the transactions contemplated hereby and thereby. None of such actions will (with notice of time or lapse of time or both) violate, conflict with or result in a breach of


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any of the terms, conditions or provisions of the Company's, Parent's or
Cepillos' respective certificates of incorporation, charter, by-laws or other organizational documents or of any law, permit, statute or administrative regulation or agreement with any Governmental Authority.

                  (c) This Agreement constitutes, and when executed and delivered by each of the Company and Parent at Closing each Seller Document shall constitute, the valid and legally binding obligation of each of the Company and Parent, respectively, enforceable against them, as applicable, in accordance with their respective terms.

         SECTION 2.02. FINANCIAL STATEMENTS. The Company has delivered to the Buyer the unaudited pro-forma consolidated balance sheets of the Cosmetic Division as at December 31, 1998 and 1999, and the unaudited pro-forma consolidated statements of operations for the fiscal years then ended. The Company has delivered to the Buyer audited balance sheets of Cepillos as at December 31, 1998 and 1999, and the audited consolidated statements of operations, retained earnings and cash flows of Cepillos for the fiscal years then ended. The Company has also furnished to the Buyer the unaudited pro-forma consolidated balance sheet of the Cosmetics Division as at June 30, 2000 and the unaudited pro-forma consolidated statements of operations of the Cosmetics Division for the 6-month period then ended. Such financial statements and the notes thereto (the "FINANCIAL STATEMENTS"), if any, are complete and accurate in all material respects and fairly present the financial condition of the Cosmetics Division and Cepillos on a stand-alone basis at the respective dates thereof and the results of their operations for the periods then ended, make full provision for all established, deferred or contingent liabilities whether liquidated or unliquidated, and were prepared in accordance with the books and records of the Company and Cepillos in conformity with GAAP, consistently applied during the periods covered thereby, except, in the case of unaudited pro-forma financial statements, for the omission of footnotes and normal, immaterial or recurring year-end adjustments, and except as set forth on
SCHEDULE 2.02.

         SECTION 2.03. ABSENCE OF CERTAIN CHANGES. Except as set forth on
SCHEDULE 2.03, since June 30, 2000, no event or events have occurred which could be reasonably expected to have or result in a Material Adverse Effect and the Company, Parent and Cepillos have not, with respect to the Cosmetics Division:

                           (i) sold, encumbered, transferred, assigned, removed
or agreed to the removal of any assets or property that would have been included in the Purchased Assets if the Closing had been held on the date hereof, other than (A) sales of inventory, obsolete or immaterial assets in the ordinary course of business, consistent with past practice, and (B) cash applied in payment of the Company's and Cepillos' liabilities in the ordinary course of business consistent with past practice, and except as permitted by this Agreement;

                           (ii) suffered any loss, or any material interruption
in use, of any material assets or property (whether or not covered by insurance) or condemnation or other taking;

                           (iii) paid (except for business payables incurred and
paid in the ordinary course of business consistent with past practice), loaned or advanced any amount to or


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in respect of, or sold, transferred or leased any non-cash property or non-cash assets (real, personal or mixed, tangible or intangible) to, or entered into, amended or waived any rights under any transactions, agreements or arrangements with or for the benefit of, the Company, Parent or Cepillos or any of their respective Affiliates or any officers or directors of the foregoing or any of their respective Affiliates;

                           (iv) waived any rights other than in the ordinary
course of business consistent with past practice;

                           (v) failed to pay or discharge when due any material
liabilities;

                           (vi) mortgaged, pledged or otherwise subjected any of
the Purchased Assets or the Cepillos Shares to any Lien;

                           (vii) deferred any material capital expenditures;

                           (viii) with respect to the Cosmetics Employees (as
hereinafter defined), (A) other than in the ordinary course of business consistent with past practice, accelerated, altered or increased the salaries or other compensation of, or made any advance or loan to, or made any acceleration, alteration, or increase in, or any addition to, any benefits to which such employees may be entitled or (B) discarded or otherwise disposed of any personnel files, employee payroll records or any other records;

                           (ix) changed any methods or procedures relating to
credit practices or of the accounting principles followed by it or the methods of applying such principles with respect to the accounts receivable, the inventory or other aspects of the Cosmetics Division (including reserves), except for such changes which are required by generally accepted accounting principles;

                           (x) allowed the levels of raw materials, supplies,
work in process or other materials included in the inventory of the Company, Parent or Cepillos to vary in any material respect from the levels customarily maintained;

                           (xi) entered into any material transaction other than
in the ordinary course of business consistent with past practice; or

                           (xii) without limiting any of the foregoing,
conducted its business and operations other than in the ordinary course of business consistent with past practice (this clause (xii) shall not be deemed to be breached by virtue of the entry by the Company, Parent and Cepillos into this Agreement or its consummation of the transaction contemplated hereby).

         SECTION 2.04. UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.04, and except as reflected, reserved against or otherwise disclosed in the Financial Statements, the Cosmetics Division and Cepillos did not have, as of June 30, 2000, and do not have, any direct or indirect obligations, liabilities, indebtedness, loss, damage or deficiency (matured or unmatured, fixed or contingent, liquidated or unliquidated) other than (i) those set forth or adequately provided for in the Financial Statements or described in the footnotes thereto, (ii) those incurred in the ordinary course of business and not required to be set forth in the Financial Statements or described in the footnotes thereto under generally accepted accounting principles consistently applied by the Company, (iii) those incurred in the ordinary course of business consistent with past practice since June 30, 2000 and (iv) those which individually or in the aggregate would not be reasonably expected to have or result in a Material Adverse Effect. In addition, as of the Closing Date, Cepillos will have no indebtedness. For purposes of this Agreement, "INDEBTEDNESS" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (G) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (H) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and
(I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

         SECTION 2.05. TAXES.

                  (a) The representations set forth in this Section 2.05 are subject to the qualifications set forth on SCHEDULE 2.05. The Buyer has been provided with true and correct copies of the original and amended Tax returns of Cepillos for all open years. The Company, and Cepillos, respectively, have prepared and filed when due all Tax and/or information returns required by law to be filed and have paid when due all Taxes, assessments and other governmental charges levied upon any of their properties, assets, income, imports, exports, taxes related to the maquiladora transactions of Cepillos, or franchises shown to be due thereon, other than those not yet delinquent. All such returns are true and correct in all material respects. Cepillos has not executed any waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities. There are no unpaid assessments against the Company or Cepillos or any additional Taxes, penalties or interest for any fiscal period or any pending or threatened tax examination or audit by any federal, state or local taxing authority. All Taxes and other assessments and levies that the Company or Cepillos is required by law to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority. There are no Tax liens or claims pending or, to the knowledge of the Company and Parent, threatened against the Company or Cepillos, or their respective assets or property. Except as set forth on SCHEDULE 2.05, there are no outstanding Tax sharing agreements or other such arrangements between Cepillos or any other corporation or entity (other than the Company or any Affiliate of the Company). Cepillos will not be required to recognize for income tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting for Tax purposes in a Pre-Closing Tax Period.

         As used herein, the following terms shall have the meanings indicated below:

         "GOVERNMENTAL AUTHORITY" shall mean any nation, state, county, city or political subdivision and any domestic or foreign official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or governmental body of any thereof.

         "PRE-CLOSING TAX PERIOD" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

         "TAX" or "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and other similar amounts imposed with respect thereto) imposed by any government or taxing authority, including without limitation taxes or other charges on or with respect to income, imports, exports, franchise, windfall or other profits, gross receipts, property, Mexican asset tax, sales, use, capital stock, payroll, employment, social security, workers' compensation, Mexican Housing Institute quotas, unemployment compensation or net worth; taxes related to the maquiladora transactions of Cepillos; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs' duties, tariffs and similar charges.

         SECTION 2.06. PERSONAL PROPERTY, ETC. Except as listed on SCHEDULE 2.06, (a) the Company has good title to or a valid leasehold or license interest in each item of personal property that constitutes the Purchased Assets and (b) Cepillos has good title to or a valid leasehold or license interest in each item of its personal property, free and clear of any Liens except Permitted Liens, except where failure to have such good title, valid leasehold or license interest could not be reasonably expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 2.06, all operating assets of Cepillos and the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, except where failure to be in good operating condition or repair could not be reasonably expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 2.06, the Purchased Assets and the assets and properties of Cepillos are sufficient to conduct the business and operations of the Cosmetics Division as it is presently being conducted.

         SECTION 2.07. REAL PROPERTY. Cepillos has good and marketable title to the real property listed on SCHEDULE 2.07, subject to Permitted Liens and any Liens or title imperfections shown on SCHEDULE 2.07. Except as set forth on
SCHEDULE 2.07, the Company and Parent do not own any real property used primarily in connection with the business or operations of the Cosmetics Division. SCHEDULE 2.07 describes each interest in real property leased by the Company or Cepillos for use in connection with the operation of the Cosmetics Division, including the lessor of such leased property and identifies each lease or any other arrangement under which such property is leased. The Company has heretofore delivered or caused to be delivered to the Buyer true, correct and complete copies of all such real property leases (including all material modifications, amendments and supplements). Each such real property lease is valid, binding on the Company and in full force and effect. All rent and other sums and charges payable by the

Company or Cepillos, as applicable, as tenants thereunder are current. The Company and Cepillos enjoy peaceful and quiet possession of their respective leased premises listed on SCHEDULE 2.07 and have not received any notice asserting the existence of a default under any such leasehold and neither the Company nor Cepillos has been informed that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease, and, except as shown on SCHEDULE 2.07, the transactions contemplated by this Agreement will not be the basis for the lessor to terminate the lease prior to that expiration date.

         SECTION 2.08. INTELLECTUAL PROPERTY. SCHEDULE 2.08 sets forth a list of all the Patents, Trademarks, registered Copyrights, and Domain Names primarily used by the Company, Parent or Cepillos in business or the operations of, or otherwise primarily relating to, the Cosmetics Division. The Intellectual Property set forth on SCHEDULE 2.08 includes all of the foregoing necessary for the conduct of the Cosmetics Division. Except as set forth on SCHEDULE 2.08, the Company or Cepillos hold all interests in such Intellectual Property purported to be owned or licensed by them, respectively. None of the Company, Parent or Cepillos have been notified of any claim by any person that the Company, as it relates to the Cosmetics Division, or Cepillos is violating any patent, copyright, trademark, service mark, trade name, trade secret, proprietary right or any other intellectual property right owned by any other person. To the knowledge of the Company and Parent, no person is infringing in any material respect upon the rights of the Company, Parent or Cepillos in, or otherwise violating in any material respect, any of the Intellectual Property.

         SECTION 2.09. MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE 2.09 sets forth for the Company and Cepillos a complete and accurate list and compilation of all of the following contracts, agreements and instruments, except those which will be terminated at or before the Closing:

                  (a) contracts which primarily relate to the operation of the Cosmetics Division with respect to which the Company or Cepillos has any liability or obligation, contingent or otherwise, involving more than $25,000, other than purchase orders and sales orders entered into in the ordinary course of business;

                  (b) contracts which place any material limitation on the method of conducting or the scope of the business of the Cosmetics Division, including agreements containing covenants not to compete;

                  (c) contracts of the Company or Cepillos with officers and employees of the Company engaged primarily in the Cosmetics Division involving any payments in excess of $25,000; and

                  (d) all other material contracts, agreements or instruments of Cepillos, the Company or Parent relating primarily to the business or operations of the Cosmetics Division, other than purchase orders and sales orders entered into in the ordinary course of business.

         All of the foregoing are herein called "MATERIAL CONTRACTS". Except as set forth in SCHEDULE 2.09, there have been no material amendments or side or supplemental arrangements to or in respect of any Material Contract. The Company has made available to the Buyer true, correct and complete copies of all Material Contracts. Each Material Contract is valid and in full force and effect, and, to the knowledge of the Company, each other party thereto, the Company and Cepillos have performed all their respective material obligations thereunder. Neither the Company nor Cepillos is in default in any material respect under any Material Contract. To the knowledge of the Company and Parent, no third party is in default under any material provision of any Material Contract.

         SECTION 2.10. ACCOUNTS RECEIVABLE. SCHEDULE 2.10 contains a true aged list of unpaid accounts and notes receivable relating to the Cosmetics Division as of August 26, 2000, all of which, to the knowledge of the Company and Parent, are collectible in the ordinary course of business, net of applicable reserves.

         SECTION 2.11. ACCOUNTS PAYABLE. To the knowledge of the Company and Parent, SCHEDULE 2.11 contains a true and complete list of all accounts payable relating to the Cosmetics Division as of August 26, 2000.

         SECTION 2.12. INVENTORY. The inventory included in the Purchased Assets is the only inventory used or held for use in the Cosmetics Division, is valued for financial statement purposes at the lower of cost or market in aggregate using the first in, first out method value. To the knowledge of the Company and Parent, such inventory, net of applicable reserves, is useable and salable in the ordinary course of business.

         SECTION 2.13. LITIGATION. Except as disclosed on SCHEDULE 2.13 and to the extent related to the Cosmetics Division, the Purchased Assets or Cepillos, there has not been for the past two years nor is there currently any action, suit, litigation, judicial or administrative proceeding, claim, arbitration, order judgment, decree, settlement agreement or, to the knowledge of the Company and Parent, investigation (each, an "ACTION") pending against the Company, Parent or Cepillos, or any of their respective officers, representatives or employees in their employment capacity with the Company, Parent or Cepillos, including but not limited to any Action under or relating to any Environmental Law (as hereinafter defined), in each case which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or, to the knowledge of the Company and Parent, any threat of any such Action. To the knowledge of the Company and Parent, except as disclosed on SCHEDULE 2.13 and to the extent related to the Cosmetics Division, the Purchased Assets or Cepillos, the Company, Parent and Cepillos are not party to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority, including any settlement, judgment, decree, order, agreement or negotiation or other similar obligation or proceeding under or relating to any Environmental Law, and there is no material Action initiated by the Company, Parent or Cepillos currently pending or any material Action which the Company, Parent or Cepillos intends to initiate related to the Cosmetics Division.

         SECTION 2.14. GOVERNMENTAL APPROVAL AND OTHER CONSENTS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") or as set forth on SCHEDULE 2.14 and SCHEDULE 3.02, no consent, order, approval, authorization, declaration or filing (each a "CONSENT"), including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental Authority or any party to an Assumed Contract or any other contract, lease, license, agreement, indenture, mortgage, debenture, note or other instrument related to the Purchased Assets, Cepillos or the Cosmetics Division, is required on the part of the Company, Parent or Cepillos for or in connection with the execution, delivery and performance of this Agreement or any Seller Document or the sale of the Purchased Assets and the Cepillos Shares pursuant hereto or any other transaction pursuant to this Agreement, except for those which, if not obtained, would not have a Material Adverse Effect individually or in the aggregate.

         SECTION 2.15. LICENSES AND PERMITS. SCHEDULE 2.15 sets forth a list of all federal, local, municipal and foreign governmental licenses, franchises, permits, certificates, privileges, immunities, approvals and other authorizations held by each of the Company, Parent and Cepillos in connection with the business or operations of the Cosmetics Division and which are necessary for and material to the business or operations of the Cosmetics Division (collectively, the "PERMITS"). The Company, Parent and Cepillos own, hold or possess all Permits which are necessary to entitle the Company, in connection with the business or operations of the Cosmetics Division, and Cepillos to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted. Such Permits are in full force and effect, no material violations are or have been recorded in respect thereof, no proceeding is pending, or, to the knowledge of the Company and Parent, threatened to revoke or limit any Permits or to affect the rights of the Company under any Permit. Except as set forth on SCHEDULE 2.15, the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation, expiration, withdrawal, ineffectiveness, termination, or any terms of similar import, of any Permits.

         SECTION 2.16. COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 2.16, each of the Company and Cepillos is in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it, except where noncompliance would not have a Material Adverse Effect (and except as to Environmental Laws, as to which Section 2.23 applies).

         SECTION 2.17. EMPLOYEES AND COMPENSATION.

                  (a) Except for the employees of Cepillos, no officer or employee of the Company whose duties primarily relate to the business or operations of the Cosmetics Division (together with the employees of Cepillos, the "COSMETICS EMPLOYEES") is represented by any union and, to the knowledge of the Company and Parent, there is no labor strike, slowdown, stoppage or organizational effort pending or threatened against the Company.

                  (b) SCHEDULE 2.17 sets forth (i) a true and correct list of the name, location and current annual salary of each Cosmetics Employee other than the employees of Cepillos (the "U.S. EMPLOYEES"), (ii) a true and correct list of the name of each U.S. Employee who has a Mexican working visa, and (iii) any other form of compensation (other than salary or customary benefits) paid or payable by the Company or Cepillos to each such person for the current fiscal year.

         SECTION 2.18. COMPANY BENEFIT PLANS.

                  (a) The Buyer (i) shall not be responsible for any existing or future liability under any plan, program, or arrangement maintained by the Company or Parent, other than the Cepillos Benefit Plans (as hereinafter defined), or under which the Company or Parent has or may have any obligation to contribute, with respect to any Cosmetics Employee, whether such plan, program or arrangement is formal or informal, written or unwritten, and whether or not such plan, program, or arrangement is an "employee benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "COMPANY BENEFIT PLANS") and (ii) shall not be obligated to administer or maintain any Company Benefit Plan.

                  (b) The Company has provided to the Buyer true and complete copies of: (i) each Company Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA; (ii) each Company Benefit Plan that is intended to be tax-qualified under Section 401(a), 401(f), or 403(a) of the Code and is an "employee pension benefit plan" under Section 3(2) of ERISA; (iii) the most recent annual report, including Form 5500, required for each Company Benefit Plan described under (i) and (ii); and (iv) the most recent determination letter received from the Internal Revenue Service ("SERVICE") with respect to a Company Benefit Plan described under (ii), or the application therefor, if such letter has not been issued by the Service.

                  (c) Except as set forth on SCHEDULE 2.18, with respect to each Company Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which any Company Benefit Plan may be liable or otherwise damaged in any material respect; (iii) no material disputes are pending or threatened; and (iv) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which any Company Benefit Plan may be liable or otherwise damaged in any material respect.

                  (d) Each Company Benefit Plan that is intended to satisfy any provision of the Code in order to receive tax-favored treatment does satisfy and has at all prior times satisfied such provision, in all material respects. Each Company Benefit Plan that is intended to be "qualified" within the meaning of
Section 401(a), 401(f), or 403(a) of the Code is, and has at all times been, so qualified and is the subject of a determination letter from the Service to the effect that such Company Benefit Plan and the trust or trusts thereunder (if any) are qualified and exempt from federal income taxes under Sections 401(a), 401(f), 403(a), and 501(a), whichever is respectively applicable, of the Code; PROVIDED that if such determination letter has not yet been issued by the Service, the Company shall provide a copy of such letter to the Buyer when a favorable letter is issued by the Service or shall notify the Buyer that such Company Benefit Plan is not qualified under Section 401(a), 401(f), or 403(a) of the Code, if the Service does not issue a favorable letter with respect to such Company Benefit Plan.

                  (e) The Buyer shall not be responsible for any existing agreement between the Company and any Cosmetics Employee, other than the Cepillos Employees (as hereinafter defined) and severance benefits as provided herein, including an agreement (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Buyer in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

         SECTION 2.19. CEPILLOS BENEFIT PLANS.

                  (a) SCHEDULE 2.19(a) contains a complete and accurate list of the names of all unionized employees, non-unionized employees and individuals who are full-time or part-time employees of Cepillos as of the date hereof (collectively, the "CEPILLOS EMPLOYEES"), including employees who have been laid off on a temporary basis or who are on maternity, disability or other leave of absence. SCHEDULE 2.19(a) specifies the position and daily wages of each Cepillos Employee.

                  (b) Except as disclosed on SCHEDULE 2.19(b), Cepillos is not a party to or bound by an employment or consulting contract or any other written contract with any officer, employee or consultant other than oral contracts of indefinite hire terminable by Cepillos without cause or reasonable notice.

                  (c) Except as disclosed on SCHEDULE 2.19(c), none of the Cepillos Employees has been absent continually from work for a period in excess of one week. There are no complaints, claims or charges outstanding, or to the knowledge of Cepillos, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any Governmental Authority against or in respect Cepillos under or in respect of any Mexican employment legislation, including Mexican Social Security legislation and Mexican Housing Fund legislation.

                  (d) SCHEDULE 2.19(d) identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, food, sick lease, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by Cepillos for the benefit of employees or former employees of Cepillos (the "CEPILLOS BENEFIT PLANS") and a true and complete copy of each Cepillos Benefit Plan has been furnished to the Buyer. Each Cepillos Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by applicable Mexican laws.

                           (i) All contributions to, and payments from, each
Cepillos Benefit Plan which may have been required to be made in accordance with the terms of any such Cepillos Benefit Plan, or with the recommendation of the actuary for such Cepillos Benefit Plan and, where applicable, any Mexican laws which govern such Cepillos Benefit Plan, have been made in a timely manner.

                           (ii) All material reports, returns and similar
documents (including applications for approval or contributions) with respect to any Cepillos Benefit Plan required to be filed with any Governmental Authority or distributed to any Cepillos Benefit Plan participant have been duly filed or distributed on a timely basis.

                           (iii) To the knowledge of the Company and Parent,
there are no pending investigations by any Governmental Authority involving or relating to any Cepillos Benefit Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Cepillos Benefit Plans), suits or proceedings against any Cepillos Benefit Plan or asserting any rights or claims to benefits under any Cepillos Benefit Plan which could give rise to a liability nor are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding.

                  (e) All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, severance payments, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Cepillos.

                  (f) Cepillos is not in default with respect to the payment of any fee concerning social security, housing fund, retirement savings and any other labor or social benefit required by law or contract in favor of their employees.

         SECTION 2.20. INSURANCE. The Cosmetics Division, its properties and the Cosmetics Employees are insured under the insurance policies listed on SCHEDULE
2.20. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received by the Company, Parent or Cepillos with respect to any such policy.

         SECTION 2.21. CUSTOMERS AND SUPPLIERS.

                  (a) SCHEDULE 2.21(a) sets forth a list of the ten largest customers of the Cosmetics Division based on sales during each of the calendar year ended December 31, 1999 and the seven months ended July 31, 2000, showing the approximate total sales by the Cosmetics Division to each such customer during each such period. Except as set forth on SCHEDULE 2.21(a), no customer listed on SCHEDULE 2.21(a) has provided written notice to the Company of any current intention by such customer to materially and adversely alter its existing relationship with the Cosmetics Division.

                  (b) SCHEDULE 2.21(b) sets forth a list of the ten largest suppliers of the Cosmetics Division based on purchases during each of the calendar year ended December 31, 1999 and the seven months ended July 31, 2000, showing the approximate total purchases by the Cosmetics Division from each such supplier during each such period.

         SECTION 2.22. BROKERS. Except for Banc of America Securities LLC, none of the Company, Parent or Cepillos have dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and none of them are under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any agreement to which the Company, Parent or Cepillos is a party other than to Banc of America Securities LLC.

         SECTION 2.23. COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on SCHEDULE 2.23:

                  (a) The Company, Parent and Cepillos have complied, and will at the Closing Date be in compliance, in all material respects with all applicable Environmental Laws (as hereinafter defined), other than, in the case of the Company and Parent, to the extent unrelated to the business or operations of the Cosmetics Division and the use or ownership of the Purchased Assets.

                  (b) The Company, Parent and Cepillos own, hold or possess all Permits which are necessary or required under the Environmental Laws to entitle the Company, in connection with the business or operations of the Cosmetics Division, and Cepillos to own or lease, operate and use its assets and to carry on and conduct its current business and operations substantially as currently conducted (the "ENVIRONMENTAL PERMITS"). Such Environmental Permits are in full force and effect, no material violations are or have been recorded in respect thereof, no proceeding is pending, or, to the knowledge of the Company and Parent, threatened to revoke or limit any Environmental Permits thereof or to adversely affect the rights of the Company, Parent and Cepillos under any thereof, and the Company, Parent and Cepillos do not know of any basis for any such proceeding. Except as set forth on SCHEDULE 2.15, the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation, expiration, withdrawal, ineffectiveness, termination, or any terms of similar import, of any Environmental Permits.

                  (c) No facility or property leased, used, or owned by the Company in connection with the business or operations of the Cosmetics Division is listed on the National Priority List established by the United States Environmental Protection Agency or on any other federal list that relates or pertains to the disposal of hazardous or potentially hazardous substances, or on any state list of hazardous waste disposal sites.

                  (d) To the knowledge of the Company and Parent, there is no pending or threatened Environmental Claim (as hereinafter defined) against the Company or Parent which is or could reasonably be expected to be material to the business or operations of the Cosmetics Division, or against Cepillos. Within the past three years, or, if not resolved, within any previous years, the Company, Parent and Cepillos have not received any written claim, lawsuit, notice, allegation, or other written communication from any person or entity that alleges that, in connection with the business or operations of the Cosmetics Division, the Company, Parent or Cepillos, their respective assets, real and/or leased property, and/or business is, was or will be not in compliance in any material respect with any Environmental Law or subject to material liability or responsibility of any kind under or relating to any Environmental Law.

                  (e) To the knowledge of the Company and Parent, there are no present or past conditions relating to the Company or Parent in connection with the business or operations of the Cosmetics Division or Cepillos, or their respective assets, or any real property owned, leased or used or held for use or intended to be used or held for use by the Company or Parent in connection with the business or operations of the Cosmetics Division or Cepillos, or any appurtenances thereto or improvements thereon, that could reasonably be expected to lead to any material liability or obligation under any Environmental Law. The Company's Cosmetics Division does not use, handle, manufacture, treat, transport, receive, process, store, ship, generate, release, discharge, dump, or dispose of any Hazardous Substances (as hereinafter defined) except where such use has been in compliance in all material respects with all Environmental Laws. To the knowledge of the Company and Parent, except for those that are or were present in compliance in all material respects with all Environmental Laws, there are now and have been in the past no Hazardous Substances located at, on, in, under, or about any of the Company's, Parent's or Cepillos' respective assets and/or real or leased property used or held for use in connection with the business or operations of the Cosmetics Division.

                  (f) There has been no material Release of any Hazardous Substance in connection with the business or operations of the Cosmetics Division, at, on, about, under, adjacent to, or near any of the Company's, Parent's or Cepillos' respective assets and/or real or leased or used property and to the Company's and Parent's knowledge, none of such properties has been used at any time as a landfill or waste disposal site. To the knowledge of the Company and Parent, the Company and Parent in connection with the business or operations of the Cosmetics Division, and Cepillos have not disposed of or treated, or arranged for the disposal or treatment of any Hazardous Substances at any site or location that was not authorized or licensed to receive such materials for disposal or treatment, or at any site or location for which it has received a notice of potential liability or request for information under the Environmental Laws, or at any site or location which, pursuant to any Environmental Law has been placed on any cleanup list, or is the subject of a claim, order, decree, request, settlement, or other demand from any person or entity for removal, remedial response, corrective action, abatement, or cleanup or corrective work.

                  (g) The Company and Parent in connection with the business or operations of the Cosmetics Division, and Cepillos do not use, and have not used, do not place, and have not placed, any underground storage tank, separator or other subsurface containment device (whether or not presently abandoned and whether or not on property now or previously occupied by the Company, Parent or Cepillos).

                  (h) There are no environmental reports and no material environmental data, audits, or assessments in the possession of the Company, Parent or any of their respective Affiliates describing the conditions of the Company, or Parent, in connection with the business or operations of the Cosmetics Division or Cepillos, their respective assets or any property owned, leased, used or operated by the Company or Parent in connection with the business or operations of the Cosmetics Division that have not been provided (in true and correct form) to the Buyer.

         As used herein, the following terms shall have the meanings indicated below:

         "DISPOSAL" and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended through the Closing Date ("CERCLA").

         "ENVIRONMENT" shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

         "ENVIRONMENTAL CLAIM" shall mean any litigation, claim, proceeding, order, directive, summons, complaint or citation, from any Governmental Authority or any third person alleging potential liability or responsibility for violation of any Environmental Laws or relating to an injury caused by Hazardous Substances.

         "ENVIRONMENTAL LAW" shall mean all applicable laws, federal, state, provincial, local, and foreign laws, codes, principles of common law, ordinances, statutes, regulations, and rules, and all orders, writs, injunctions, decisions, directives, policies, guidelines, interpretations, awards, judgments, and decrees or terms of similar import applicable to it or to the assets, properties, and business thereof, pertaining to, relating to, or arising out of the environment, environmental protection, pollution, the use, storage, treatment, generation, transportation, processing, handling, production, manufacturing, or disposal of materials (including Hazardous Substances, as hereinafter defined), the release or discharge of substances into the environment, health, safety, and occupational safety and health, and further including, without limitation, those related to obtaining and maintaining in force all environmental permits, licenses, registrations, and other governmental authorizations, making all notifications, and involving all Governmental Authorities in environmental activities as required and all of the foregoing as amended through the Closing Date.

         "HAZARDOUS SUBSTANCES" shall mean any substance, whether waste, liquid, gaseous or solid matter, fuel, micro-organism, ray, odor, radiation, energy, vector, plasma and organic or inorganic matter, which is, is deemed to be, or becomes, alone or in any combination, a hazardous material, a hazardous substance, hazardous waste, hazardous chemical, toxic chemical, a pollutant, a contaminant, a deleterious substance, a source of pollution or contamination, or term of similar import, under any Environmental Law.

         "RELEASE" shall mean any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water or ground water or otherwise into the environment (including, the abandonment or discarding of receptacles containing any Hazardous Substances). The term "Release" shall also include, without limitation, the meaning set forth in
Section 101(22) of CERCLA.

         SECTION 2.24. AFFILIATE TRANSACTIONS. Except as set forth on SCHEDULE 2.24, (a) Cepillos is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to the Company, its Affiliates, or any of its or its Affiliates' officers, employees, directors or stockholders or their immediate relatives, (b) none of such persons is indebted to Cepillos or has any direct or indirect ownership interest in, or any contractual or business relationship with, any person with which the Company, Parent or Cepillos is or was Affiliated and (c) the Purchased Assets are not subject to any contract or arrangement with the Company, its Affiliates, or any of its or its Affiliates' officers, employees, directors or stockholders or their immediate relatives.

         SECTION 2.25. CEPILLOS CAPITALIZATION; NO SUBSIDIARIES.

                  (a) The authorized and outstanding capital stock of Cepillos consists only of the Company Cepillos Shares and the Parent Cepillos Shares. All of the outstanding capital stock of Cepillos is owned beneficially and of record by the Company and Parent in the amounts set forth in the introduction of this Agreement. The outstanding capital stock of Cepillos is duly authorized, validly issued, fully paid and nonassessable (or substantially equivalent terms under the laws of Mexico). Except as set forth on SCHEDULE 2.25(A), the Company Cepillos Shares are owned by the Company and the Parent Cepillos Shares are owned by Parent, in each case free and clear of any Liens.

                  (b) The Buyer will at the Closing acquire good and marketable title to the Cepillos Shares, free and clear of any Liens.

                  (c) Other than pursuant to this Agreement, there is no preemptive right, subscription right, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement with respect to the issuance, sale, delivery, transfer, repurchase or redemption of the Cepillos Shares or the capital stock of Cepillos, or with respect to any future offer, sale or issuance of securities by Cepillos, including any right of conversion or exchange under any security or other instrument.

                  (d) Cepillos has no subsidiaries. Cepillos does not own or have the right to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization.

                  (e) To the knowledge of the Company and Parent, all material records that presently exist and that relate to Cepillos are in the possession or control of Cepillos and are located at the offices of Cepillos or of its counsel or independent auditors.

                  (f) The minute books of Cepillos, copies of which have been made available to the Buyer, contain accurate minutes of all actions taken at all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of Cepillos, and the Shareholders Registry Book and the Capital Stock Variations Book are up to date and contain all recordings as required by law.

                  (g) SCHEDULE 2.25(g) contains a true, correct and complete list of all persons currently holding powers of attorney from Cepillos and a summary statement as to the terms thereof.

                  (h) SCHEDULE 2.25(h) contains a true and correct and complete list as of the date hereof of (i) all banks, trust companies, savings and loan associations and brokerage firms with which Cepillos has an account or a safe deposit box, (ii) the names of all persons authorized to draw thereon, to have access thereto or to authorize transactions therein and (iii) the names of all persons, if any, holding powers of attorney from Cepillos and a summary statement as to the terms thereof.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Company and Parent as follows:

         SECTION 3.01. ORGANIZATION, POWER AND STANDING.

                  (a) Buyer 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer 2 is a company duly organized, validly existing and in good standing under the laws of France. The Buyer has full corporate or company power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted.

                  (b) The Buyer has full corporate power and authority and has taken all required action necessary to permit it (i) to execute, deliver and carry out the terms of this Agreement and all other documents and instruments to be executed by the Buyer pursuant to this Agreement (collectively, the "BUYER DOCUMENTS") and (ii) to consummate the transactions contemplated hereby and thereby. None of such actions will (with notice of time or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Buyer's certificate of incorporation, by-laws or other organizational documents or of any law, permit, statute or administrative regulation or agreement with any Governmental Authority.

                  (c) This Agreement constitutes, and when executed and delivered by the Buyer at Closing each Buyer Document shall constitute, the valid and legally binding obligation of the Buyer enforceable against it in accordance with their respective terms.

         SECTION 3.02. GOVERNMENT APPROVALS AND OTHER CONSENTS. Except for filings under the HSR Act or as set forth on SCHEDULE 2.14 and SCHEDULE 3.02, no Consent, including without limitation any consent, approval or authorization of or declaration or filing with any Governmental Authority or any other third party, is required on the part of the Buyer for or in connection with the execution, delivery and performance of this Agreement or any Buyer Document or the purchase of the Purchased Assets and the Cepillos Shares pursuant hereto or any other transaction pursuant to this Agreement, except for those which, if not obtained, would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

         SECTION 3.03. BROKERS. Except for PNB Paribas Corporate Finance, the Buyer and its Affiliates have not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and none of them is under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any agreement to which the Buyer or its Affiliates is a party other than to PNB Paribas Corporate Finance.

         SECTION 3.04. FINANCIAL ABILITY. The Buyer has the financial capability to consummate the transactions contemplated by this Agreement and the Buyer understands that under the terms of this Agreement the Buyer's obligations hereunder are not in any way contingent or otherwise subject to (a) the Buyer's or any of its Affiliates' consummation of any financing arrangements or the Buyer's or any of its Affiliates' obtaining any financing or (b) the availability of any financing to the Buyer or any of its Affiliates.

                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.01. ACCESS TO INFORMATION; CONFIDENTIALITY.

                (a) The Company and Parent shall permit the Buyer's officers, employees, attorneys, consultants, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, documents and records of the Company and Cepillos which relate primarily to the business or operation of the Cosmetics Division and shall furnish to the Buyer such information as the Buyer may at any time and from time to time reasonably request. Any such access shall be managed by and conducted through Geoffrey A. deRohan and shall be subject to such additional limitations as the Company may reasonably require to prevent disclosure of the transactions contemplated hereby.

                (b) The Confidentiality and Nonsolicitation Agreement by Techpack International for the benefit of the Company and Banc of America Securities LLC, dated April 20, 2000, shall remain in full force and effect, and such agreement is and shall be applicable to the Buyer, Techpack International and their respective Affiliates, each as an "Acquiror" therein, and all of their respective officers, directors, partners, employees, agents and advisors.

         SECTION 4.02. CONDUCT OF BUSINESS. From the date hereof until the Closing Date, except with the prior written consent of the Buyer:

                  (a) The Company shall operate, and shall cause Cepillos to operate, the Cosmetics Division only in the ordinary course of business consistent with past practice and shall not permit Cepillos to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in any increase in the Tax liability of Cepillos or a reduction in any Tax asset of Cepillos. Without limiting the generality of the foregoing, the Company shall (x) use all commercially reasonable efforts to preserve intact in all material respects the Cosmetics Division's present business organizations and reputation and to preserve its relationships with employees, creditors, customers and suppliers and others having significant business relationships with the Cosmetics Division and (y) not, without the prior written consent of the Buyer, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (i) through (xii) of Section 2.03.

                  (b) The Company and Parent shall comply in all material respects in connection with the business and operations of the Cosmetics Division, and shall cause Cepillos to comply in all material respects, with all laws, orders and all terms of the Assumed Contracts, and promptly following receipt thereof give the Buyer copies of any notice received by the Company, Parent or Cepillos from any Governmental Authority or other person alleging any material violation of any such law, order or contract.

                  (c) Without the prior written consent of the Buyer, the Company shall not, and shall not permit Cepillos to, with respect to the business or operations of the Cosmetics Division other than in the ordinary course of business consistent with past practice, transfer any Cosmetics Employee to any other division of the Company or Parent or any Affiliate thereof, or transfer any employee of any other division of the Company or Parent or any Affiliate thereof to the Cosmetics Division.

         SECTION 4.03. EXCLUSIVITY. Prior to the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company and Parent shall not, and shall not permit any stockholder, director, officer, employee or agent of the Company, Parent or any of their respective Affiliates to, directly or indirectly, (i) solicit any competing offers for the acquisition of the Cosmetics Division or (ii) respond favorably to, negotiate or enter into any agreement with respect to, or furnish any information concerning the Cosmetics Division in response to, any offer or indication of interest with respect the acquisition of the Cosmetics Division.

         SECTION 4.04. CONSENTS AND APPROVALS. The Company and Parent, on the one hand, and the Buyer on the other hand shall cooperate and use their respective commercially reasonable efforts to obtain all Consents necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations or otherwise. The Company and Parent shall use all commercially reasonable efforts (not including the payment of any additional consideration) (i) to obtain all Consents which are listed on
SCHEDULE 2.14 and (ii) to obtain an amendment to the Industrial Building Lease dated as of March 9, 1995 (the "ELK GROVE LEASE") between MG Investment Properties and the Company for 2300 Eastern Avenue, Elk Grove Village, Illinois, as extended, pursuant to which the Buyer shall be granted an option to renew the Elk Grove Lease for an additional one-year term on substantially the same terms as are in effect as of the date of this Agreement. To the extent the sale, transfer or assignment of any Assumed Contract or Permit requires the consent of any third party, this Agreement shall not constitute an agreement to effect such sale, transfer or assignment if such action would constitute a breach or violation of such Assumed Contract or Permit or any statute, rule or regulation. If the Company or Parent are unable to obtain any Consent (other than any Consent listed on SCHEDULE 2.14 and marked with an asterisk) prior to the Closing, the Closing shall nonetheless take place and, thereafter, the Company and Parent shall take or cause to be taken all commercially reasonable steps (not including the payment of any additional consideration) requested by the Buyer to secure such Consent after the Closing or otherwise to transfer or provide to the Buyer the benefits of such Assumed Contracts or Permits, and the Buyer shall provide the Company and Parent with reasonable assistance in connection therewith.

         SECTION 4.05. HSR ACT FILINGS. Each of the Buyer and the Company shall promptly make, or cause to be made, any and all required filings under the HSR Act or pursuant to the antitrust laws of any other Governmental Authority set forth on SCHEDULE 3.02, and shall request early termination of the waiting period required under the HSR Act or any other applicable antitrust laws. The parties agree to cooperate and respond promptly to any inquiries or investigations initiated by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority in connection with any such filings. The Buyer shall pay all filing fees required by any Governmental Authority in connection with such filings.

         SECTION 4.06. REASONABLE EFFORTS. Each party hereto agrees to use its commercially reasonable good faith efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in Sections 4.04,
4.05 and 4.06, in complying with its obligations under such Sections hereof, (i) neither Buyer nor any of its Affiliates shall be required to divest any of their respective businesses, product lines or assets, (ii) except as expressly set forth herein, neither Buyer nor any of its Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, financial condition, results of operations or prospects of Buyer and its affiliates taken as a whole or of Buyer combined with the Cosmetics Division after the Closing, (iii) no party shall be required to agree to the imposition of or to comply with, any condition, obligation or restriction on Buyer or any of its Affiliates seeking to restrain or prohibit Buyer's or any of its Affiliate's ownership or operation of all or any portion of the business or assets of the Cosmetics Division, or of Buyer and its Affiliates, or to compel Buyer or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Cosmetics Division, or of Buyer and its Affiliates, seeking to impose limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Cepillos Shares or the Purchased Assets or seeking to require divestiture by Buyer or any of its Affiliates of any Cepillos Shares or Purchased Assets, or (iv) Buyer shall not be required to waive any of the conditions in Article V.

         SECTION 4.07. COSMETICS EMPLOYEES. The Buyer shall offer employment to all U.S. Employees, at a salary or hourly rate, as applicable, and with a compensation package that, in the aggregate, is substantially similar to the one he or she is currently receiving for service with the Company. As of the Closing Date, the Buyer will assume all employee-related liabilities with respect to the U.S. Employees who are hired by the Buyer to the extent that such liabilities arise out of and relate to facts and circumstances that occur after the Closing Date and that occur in connection with a U.S. Employee's employment with the Buyer. Nothing in this Section 4.07 shall be construed to limit or restrict the ability of the Buyer to terminate the employment of the U.S. Employees or to maintain the terms of such employment, including any particular level of benefits, except that each U.S. Employee shall be entitled to receive service credit for the aggregate of his or her years of employment with the Company (and its predecessors) and employment with the Buyer for purposes of determining severance benefits to which he or she will be entitled under the Buyer's employee severance plan, if any.

         SECTION 4.08. ENDORSEMENT OF CHECKS, ETC. The Company hereby authorizes the Buyer following the Closing to endorse for deposit only its name on and collect for the Buyer's account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any amounts due to the Buyer are received by the Company, the Company shall turn the same over to the Buyer.

         SECTION 4.09. REFUNDS AND REMITTANCES. After the Closing, if the Company or any of its Affiliates receive any refund or other amount which is a Purchased Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Company promptly shall remit or shall cause to be remitted, such amount to the Buyer at the address set forth in
Section 8.01. After the Closing, if the Buyer or any of its Affiliates receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to the Company in accordance with the terms of this Agreement, the Buyer promptly shall remit or shall cause to be remitted, such amount to the Company at the address set forth in Section 8.01. After the Closing, if the Buyer or any of its Affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which the Company or Parent is responsible hereunder, and which amount is not a Purchased Asset, or is otherwise properly due and owing to the Company in accordance with the terms of this Agreement, the Buyer promptly shall remit, or cause to be remitted, such amount to the Company at the address set forth in Section 8.01. After the Closing, if the Company or any of its Affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which the Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Company promptly shall remit, or cause to be remitted, such amount to the Buyer at the address set forth in Section 8.01.

         SECTION 4.10. CONFIDENTIAL INFORMATION; NONCOMPETITION AND NONSOLICITATION COVENANT.

                  (a) For a period of time commencing on the Closing Date and ending on the third anniversary of the Closing Date, each of the Company, Parent and George T. Votis ("VOTIS") agrees that each of them shall keep confidential all financial or other confidential and proprietary information primarily concerning the Cosmetics Division known by the Company, Parent or Votis or any of such person's respective Affiliates except: (i) as otherwise expressly permitted pursuant to the terms of this Agreement, (ii) with the prior written consent of the Buyer, (iii) as may be required by applicable law or court process, or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision.

                  (b) In furtherance of the sale of the Purchased Assets and the Cepillos Shares to the Buyer hereunder by virtue of the transactions contemplated hereby, each of the Company, Parent and Votis covenants and agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, none of the Company, Parent and Votis nor any of their respective Affiliates will induce, solicit, attempt to persuade or endeavor to entice away from the Cosmetics Division, or otherwise interfere with the business relationship of the Cosmetics Division with any customer, employee (to the extent that such employee's employment is not terminated by the Buyer without cause) or consultant of the Cosmetics Division as of the Closing Date. In addition, for the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, none of the Company, Parent and Votis nor any of their respective Affiliates will directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit its respective name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in, or in competition with, the mascara packaging, lipstick packaging, nail applicator, or closures for nail applicators, mascara or perfume bottle packaging businesses of the Cosmetics Division as conducted as of the Closing Date; PROVIDED that ownership of less than five percent (5%) of the economic or voting interests of any corporation having its securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not alone be considered a violation of this subsection; PROVIDED, further, that the Company's French affiliate may continue to sell caps for perfume bottles to the L'Oreal Group to the same exent such business is currently conducted.

                  (c) In the event of a breach or threatened breach by any party of the provisions of this Section 4.10, the non-breaching party shall be entitled to seek an injunction restraining such party from such breach and such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Section 4.10.

                  (d) Votis shall only be liable under this Section 4.10 for breaches by him personally of the terms of this Section.

         SECTION 4.11. TAX MATTERS.

                  (a) (i) The Buyer shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms of the Cepillos that are required to be filed after the Closing Date and shall pay all Taxes due with respect to such returns, reports and forms; PROVIDED, HOWEVER, that prior to filing any such return for a Straddle Period (as defined hereinafter) the Buyer will provide a copy of such return to the Company and give the Company sufficient opportunity to review and provide comments thereto; PROVIDED FURTHER that Parent and the Company shall reimburse the Buyer (in accordance with the procedures set forth in Section 6.05) for any amount owed by Parent and the Company pursuant to Section 6.05 with respect to the taxable periods covered by such returns, reports or forms. Parent and the Company shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms of Cepillos that are required to be filed on or before the Closing Date (the "CEPILLOS RETURNS"). Parent and the Company shall pay all Taxes due with respect to such Cepillos Returns, reports and forms; all such Cepillos Returns, reports and forms shall be filed in a manner consistent with past practice of Cepillos. The Buyer, Parent and the Company agree to cause Cepillos to file all Tax returns, reports and forms for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

                           (ii) Parent, the Company, Cepillos and the Buyer
shall reasonably cooperate, and shall cause their respective Affiliates, officers, directors, agents, employees, shareholders, partners and other representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

                  (b) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer, and the Buyer, the Company and Parent shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of all Tax laws, PROVIDED that (i) Parent and the Company shall pay any stock transfer Taxes due as a result of the sale of the Cepillos Shares and (ii) each of (A) the Buyer and (B) Parent and the Company shall be required to pay one-half of all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the purchase and sale in Mexico of any of the Purchased Assets in connection with this Agreement and the transactions contemplated hereby, PROVIDED that the Buyer's total liability under this subsection (ii) shall in no event exceed Five Hundred Thousand Dollars ($500,000).

                  (c) Parent and the Company shall cause the provisions of any Tax sharing agreement between Parent, the Company and any of their respective Affiliates (other than Cepillos), on the one hand, and Cepillos, on the other hand, to be terminated on or before the Closing Date.

         SECTION 4.12. INFORMATION TECHNOLOGIES. For a period of one year following the Closing, the Company shall make available to the Buyer access to and use of its MAPICS information processing software pursuant to the Services Agreement (the "SERVICES AGREEMENT") to be entered into by and between the Company and the Buyer as of the Closing Date on such terms and conditions as are set forth on SCHEDULE 4.12.

         SECTION 4.13. CERTAIN EQUIPMENT. SCHEDULE 4.13 sets forth the equipment included in the Purchased Assets which is located in Bonneval, France (the "BONNEVAL EQUIPMENT") and Morristown, Tennessee (the "MORRISTOWN EQUIPMENT"). With respect to the Bonneval Equipment, the Company and the Buyer shall act in accordance with Schedule 4.13. With respect to the Company's premises in Morristown, Tennessee known as "Plant C", the Company and the Buyer shall enter into a lease in the form of EXHIBIT 4.13 (the "MORRISTOWN LEASE").

         SECTION 4.14. ESCROW AGREEMENT. The Company and the Buyer shall enter into the Escrow Agreement as of the Closing Date.

         SECTION 4.15. USE OF NAME. The Company and Parent shall cease to use and shall not license or permit any third party to use any of the Trademarks and any trade name, trade dress, service mark, slogan, logo or trademark and the like which is deceptively similar to any of the Trademarks. Nothing set forth in this Agreement shall prevent the Company and Parent from using or licensing to use any other trade name, trade dress, service mark, slogan, logo or trademark including the name and mark "Anchor" and any name or mark incorporating the name

"Anchor"; PROVIDED, HOWEVER, that for a period of five years from the Closing Date the Company and Parent shall not use, transfer, sell, convey or license for use the mark "Anchor" and any name or mark incorporating the name "Anchor" to any business, enterprise or other entity anywhere in competition with the mascara packaging, lipstick packaging, nail applicator, or closures for nail applicators, mascara or perfume bottle packaging businesses of the Cosmetics Division as conducted as of the Closing Date; PROVIDED FURTHER, that Buyer may use, for the limited purpose of transitioning the Cosmetics Division to new names and marks, the name and mark "Anchor" for the one-year period following the Closing Date.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

         SECTION 5.01. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to purchase the Purchased Assets and the Cepillos Shares is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED. Each of the representations and warranties contained in Article II shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date or time), unless any such failures to be true and correct, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; the Company and Parent shall have performed in all material respects, on or before the Closing Date, all covenants, agreements and obligations contained in this Agreement which by the terms hereof are required to be performed by the Company and Parent, respectively, on or before the Closing Date; and the Buyer shall have received a certificate signed by an authorized officer of each of the Company and Parent to such effect.

                  (b) REQUIRED CONSENTS. The Company will have obtained all Consents listed on SCHEDULE 2.14 and marked with an asterisk.

                  (c) ENVIRONMENTAL PERMITS. The Buyer shall have obtained all Permits set forth on SCHEDULE 2.15 and marked with an asterisk; PROVIDED, HOWEVER, that the foregoing shall not be condition to the obligation of the Buyer to purchase the Purchased Assets and the Cepillos Shares if (A) the Buyer shall not have used commercially reasonable efforts to obtain such Permits or
(B) the failure to obtain such Permits would not reasonably be expected to restrict in any material respect the Buyer's ability to operate the Cosmetics Division's business and operations that are located in the United States following the Closing.

                  (d) NO INJUNCTION, ETC. No action or proceeding by or before any Governmental Authority shall be pending or threatened challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement, the Services Agreement, the Escrow Agreement, the Morristown Lease and the other Seller Documents. No order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order issued by any

Governmental Authority preventing the transactions contemplated by this Agreement, the Services Agreement, the Escrow Agreement, the Morristown Lease and the other Seller Documents shall be in effect.

                  (e) LEGAL OPINIONS FROM COUNSEL FOR THE COMPANY. Buyer shall have received the written opinions of (i) Bryan Gonzalez Vargas y Gonzalez Baz, S.C. and (ii) Choate, Hall & Stewart, counsel for the Company and Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to the Buyer.

                  (f) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated and any approvals or waiting periods required pursuant to the antitrust laws of any other Governmental Authority set forth on SCHEDULE 3.02 shall have been obtained or shall have expired or been terminated, as the case may be.

                  (g) INSTRUMENTS OF TRANSFER. The Company and Parent shall have delivered to the Buyer such bills of sale, assignments and other instruments of transfer as are reasonably necessary to transfer title to the Purchased Assets and the Cepillos Shares to the Buyer as contemplated by Article I, including the Assignment Agreement.

                  (h) LEASES. The Company shall have assigned to the Buyer its rights under its leases for its facility at Elk Grove, Illinois.

                  (i) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby, and all other legal matters required for such transactions, shall have been reasonably satisfactory to the Buyer and its counsel, and the Buyer shall have received (i) the Services Agreement, duly executed by the Company, (ii) the Morristown Lease, duly executed by the Company, (iii) the Escrow Agreement, duly executed by the Company, and (iv) such other ancillary closing documents as the Buyer or its counsel may reasonably request.

         SECTION 5.02. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to sell the Purchased Assets and the Company Cepillos Shares, and the Parent to sell the Parent Cepillos Shares, is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED. Each of the representations and warranties contained in Article III shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date or time), unless any such failures to be true and correct, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement; the Buyer shall have performed in all material respects, on or before the Closing Date, all covenants, agreements and obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer, on or before the Closing Date; and the Company and Parent shall have received a certificate signed by an authorized officer of the Buyer to such effect.

                  (b) LEGAL OPINION FROM COUNSEL FOR BUYER. The Company shall have received the written opinion of Covington & Burling, counsel for Buyer, dated the Closing Date and in form and substance reasonably satisfactory to the Company and Parent.

                  (c) NO INJUNCTION, ETC. No action or proceeding by or before any Governmental Authority shall be pending or threatened challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement, the Services Agreement, the Escrow Agreement and the other Buyer Documents. No order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order issued by any Governmental Authority preventing the transactions contemplated by this Agreement, the Services Agreement, the Escrow Agreement, the Morristown Lease, and the other Buyer Documents shall be in effect.

                  (d) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated and any approvals or waiting periods required pursuant to the antitrust laws of any other Governmental Authority set forth on SCHEDULE 3.02 shall have been obtained or shall have expired or been terminated, as the case may be.

                  (e) PURCHASE PRICE. The Buyer shall have paid the Purchase Price less the Purchase Price Escrow Amount to the Company and the Purchase Price Escrow Amount and the Additional Escrow Amount to the Escrow Agent, all in accordance with the provisions of Article I of this Agreement.

                  (f) ASSUMPTION OF LIABILITIES. The Buyer shall have delivered to the Company instruments of transfer reasonably acceptable to the Company pursuant to which the Buyer shall assume the Assumed Liabilities including, but not limited to, such assumption instruments as may be reasonably requested by the lessors under any leases referenced in this Agreement.

                  (g) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby, and all other legal matters required for such transactions, shall have been reasonably satisfactory to the Company and its counsel, and the Company shall have received (i) the Services Agreement, duly executed by the Buyer, (ii) the Morristown Lease, duly executed by the Buyer,
(iii) the Escrow Agreement, duly executed by Buyer, and (iv) such other ancillary closing documents as the Company or its counsel may reasonably request.

                                   ARTICLE VI
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         SECTION 6.01. SURVIVAL. The Company, Parent and the Buyer agree that the representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years and no claim for indemnification resulting from the breach of any representation or warranty set forth herein shall be made more than two (2) years after the Closing Date, except that with respect to (i) the representations and warranties contained in Section 2.23 (Compliance with Environmental Laws), the period of two (2) years shall instead be three (3) years and (ii) the representations and warranties contained in Section 2.05 (Taxes), the period of two (2) years shall instead extend until the expiration of the applicable statute of limitations relating thereto. The Buyer shall not be entitled to make any claim for indemnification under Section 6.02(iii) at any time after the third anniversary of the Closing Date. Any claims or notices for indemnification made prior to the expiration of the applicable survival period as set forth in this Section and setting forth with reasonable specificity the nature and scope of such claim shall survive the expiration of the applicable survival period for purposes of this Article VI, PROVIDED that, unless the parties otherwise agree, such claim shall expire nine (9) months after such claim is made unless the Buyer has commenced a lawsuit with respect to such claim.

         SECTION 6.02. INDEMNIFICATION OF BUYER. Subject to Section 6.01 and except as otherwise set forth in Section 6.05, each of the Company and Parent hereby jointly and severally indemnifies and agrees to defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, agents, employees, shareholders, partners and other representatives from and against any and all claims (including claims of creditors of the Company), demands, actions, causes of actions, losses, costs, damages, liabilities, obligations, taxes, fees, liens, settlements, judgments, penalties and expenses including, without limitation, reasonable attorneys' fees (collectively, "LOSSES") incurred by such indemnified party by reason of, resulting from or arising out of (i) the breach of any representation or warranty of the Company or Parent set forth herein,
(ii) the breach, non-fulfillment or non-performance of any of the covenants or agreements of the Company or Parent set forth in this Agreement, the Services Agreement, the Escrow Agreement or any of the other Seller Documents, (iii) any HSE Matter (as hereinafter defined), (iv) any existing or future liability connected with any Company Benefit Plan, (v) the failure by the Company or Parent to pay or otherwise discharge when due and payable any Excluded Liability or (vi) the conduct of the business of the Company, other than the Cosmetics Division, or the ownership of the Excluded Assets after the Closing Date.

         For purposes of Section 6.02, "HSE MATTER" shall mean any liability pertaining to the Company, Parent or Cepillos or their respective assets, liabilities, or real or leased property that is in existence on or prior to the Closing Date relating to Hazardous Substances or any Environmental Law; the obligations under or requirements imposed by the Environmental Laws pertaining to the Company, Parent or Cepillos or their respective assets, liabilities, or real or leased property on or prior to the Closing Date; the use, presence, existence, release, emanation, emission, dispersal, migration, leaching, discharge, escape, generation, or disposal of any Hazardous Substance in connection with the Company, Parent or Cepillos or their respective assets, liabilities, or real or leased property on or before the Closing Date; any liability for any health effect or safety consideration that relates to a violation of any Environmental Law and is related to or in connection with the Company or its assets, liabilities, or real or leased property on or prior to the Closing Date; any liability involving matters regulated under the Environmental Laws identified, alluded to, mentioned, described, or indicated in any environmental assessment report pertaining to the Company, Parent or Cepillos or their respective assets, liabilities, or real or leased property on or prior to the Closing Date; or any liabilities or obligations of the Company, Parent or Cepillos or their respective assets, liabilities, or real or leased property at any time on or prior to the Closing Date pursuant to the Environmental Laws.

         Notwithstanding the foregoing,

                  (a) the Company's and Parent's obligation and liability for any and all such Losses under Section 6.02 (other than pursuant to Section 6.02
(iv) or (v)) shall not exceed in the aggregate the amount of Fifteen Million Dollars ($15,000,000);

                  (b) the Company and Parent shall have no obligation to indemnify or hold harmless the Buyer with respect to any single Loss which is less than Twenty Five Thousand Dollars ($25,000); PROVIDED that such single Loss is not one of a series of related Losses that aggregate to Twenty Five Thousand Dollars ($25,000) or more;

                  (c) the Company and Parent shall have no obligation to indemnify or hold harmless the Buyer except to the extent that the aggregate amount of Losses incurred by the Buyer (excluding Losses for which indemnification would not be available as a result of clause (b) above) exceeds One Hundred Seventy Five Thousand Dollars ($175,000) (subject to the other limitations contained in this Article VI);

                  (d) the Company and Parent shall not be obligated to indemnify or hold harmless the Buyer with respect to Losses relating to HSE Matters, Environmental Laws, Environmental Claims or any breach of the representations and warranties contained in Section 2.23, except:

                           (i) to the extent the Buyer has received (1) any
notice or claim by or from any Governmental Authority or other third party relating to the performance of remedial action or a demand for payment or (2) any assessment by any Governmental Authority of any fine, penalty or damages,

                           (ii) in reasonable settlement of a written claim of
noncompliance with any Environmental Laws asserted by any Governmental Authority or other third party, or

                           (iii) to the extent the Buyer makes a reasonable and
good faith determination that remedial action is required in order to be in compliance with Environmental Laws;

                  (e) the Company and Parent shall not be obligated to indemnify or hold harmless the Buyer with respect to Losses relating to HSE Matters, Environmental Laws, Environmental Claims or any breach of the representations and warranties contained in Section 2.23 arising out of any environmental testing (which includes any sampling, surveying, digging, drilling or similar activities performed for the purpose of determining compliance with Environmental Laws) that is not required (1) under applicable law, (2) by a Governmental Authority or (3) by a Governmental Authority or insurance company in connection with an expansion or modification of Cosmetics Division facilities. The Buyer agrees (i) to use commercially reasonable efforts (including agreeing to pay reasonable additional costs or premiums for insurance coverage) to select an insurance provider that shall not require any such environmental testing and (ii) to give prior written notice to the Company in the event any environmental testing is to be performed as contemplated by Section 6.02(e)(3).

                  (f) the Company and Parent shall not be obligated to indemnify or hold harmless the Buyer under Section 6.02 with respect to Losses (other than Losses in connection with Third Party Claims) arising out of any breach of the representations and warranties of the Company and Parent (including as such breach may be otherwise indemnifiable as a Loss relating to an HSE Matter, Environmental Laws or an Environmental Claim) to the extent that, as of the date of this Agreement, (i) the Buyer (A) has actual knowledge of a particular fact or circumstance and (B) has actual knowledge that the existence of such fact or circumstance constitutes a breach of such representations and warranties and
(ii) the Company and Parent were unaware (A) of such fact or circumstance and
(B) that the existence of such fact or circumstance would constitute a breach of such representations and warranties; PROVIDED, HOWEVER, that if the Company or Parent asserts that this Section 6.02(f) is applicable to a particular claim by Buyer under Section 6.02, then the Company or Parent, as the case may be, shall have the burden of proving the matters set forth in this Section 6.02(f); and PROVIDED, FURTHER that proof that the Buyer, Company or Parent, as the case may be, had access to a document containing such fact or describing such circumstance shall not be proof in and of itself that the Buyer, Company or Parent, as the case may be, had actual knowledge of such fact or circumstance; for purposes of this Section 6.02(f) and Section 6.08, the term "Buyer" shall be deemed to include Pechiney;

                  (g) the Company and Parent shall have no obligation to indemnify the Buyer for any reductions in value calculated using a "multiplier" or any other similar method having a similar effect; and

                  (h) the Company and Parent shall have no obligation for any indemnifiable Loss suffered by the Buyer to the extent of that amount relating to such matter that has been specifically taken account of in Net Working Capital, as determined finally in accordance with Section 1.10.

         In determining the foregoing thresholds and in otherwise determining the amount of any Losses (including any Tax indemnity payments under Section 6.05(a)) for which the Buyer is entitled to assert a claim for indemnification, the amount of any such Losses shall be determined after (1) deducting therefrom the amount of any insurance proceeds or other third party recoveries received by the Buyer in respect of such Losses (which recoveries the Buyer agrees to use commercially reasonable efforts, at the Buyer's expense, to obtain) and the amount of any tax benefit realized in the year in which the indemnity payment is made and (2) increasing such amount to take account of any tax cost incurred by the Buyer (or its Affiliates) arising from the receipt of the indemnity payment. If an indemnification payment is received by the Buyer, and the Buyer later receives insurance proceeds, other third party recoveries, or tax benefits in respect of the related Losses, the Buyer shall promptly pay to the Company a sum equal to the lesser of (i) the actual amount of insurance proceeds, other third party recoveries, or tax benefit or (ii) the actual amount of the indemnification payment previously paid by the Company with respect to such Losses. In computing the amount of such tax cost or tax benefit, the Buyer shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of the indemnity payment or the incurrence or payment of any Loss.

         SECTION 6.03. INDEMNIFICATION OF COMPANY. Subject to Section 6.01, the Buyer hereby indemnifies and agrees to defend and hold harmless the Company and its Affiliates and their respective officers, directors, agents, employees, shareholders, partners, other representatives from and against any and all Losses incurred by such indemnified party by reason of, resulting from or arising out of (i) the breach of any representation or warranty of the Buyer set forth herein, (ii) the breach, non-fulfillment or non-performance of any of the covenants or agreements of the Buyer set forth herein, (iii) the failure by the Buyer to pay or otherwise discharge when due and payable any Assumed Liability or (iv) the conduct of the business of the Cosmetics Division or the ownership of the Purchased Assets and the Cepillos Shares after the Closing Date.

         SECTION 6.04. PROCEDURE FOR THIRD PARTY AND ENVIRONMENTAL INDEMNIFICATION.

                  (a) If any party (the "INDEMNIFIED PARTY") receives notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 6.02 or Section 6.03 (a "THIRD PARTY CLAIM"), and such Indemnified Party intends to seek indemnity pursuant to this Article VI, the Indemnified Party shall promptly provide the other party (the "INDEMNIFYING PARTY") with notice of such Third Party Claim. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. The Indemnified Party may participate in the defense or settlement of such Third Party Claim at its own expense, provided that if the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within twenty (20) business days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless the terms of such settlement or compromise release such Indemnified Party from any and all liability and obligation with respect to such Third Party Claim. The Indemnified Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless the terms of such settlement or compromise release such Indemnifying Party from any and all liability and obligation with respect to such Third Party Claim.

                  (b) In any case of a claim against the Company under Section
6.02 relating to HSE Matters, Environmental Laws, Environmental Claims or any breach of the representations and warranties contained in Section 2.23 (each, an "HSE CLAIM"), to the extent reasonably practicable given the exigencies of the circumstances, the Buyer shall provide the Company with the opportunity to consult reasonably in advance with the Buyer and, if the Buyer has control over the matter pursuant to Section 6.04(a) or otherwise, give reasonable consideration to the Company's requests, comments and advice with respect to (i) the scope and type of any investigation or remedial action to be taken or implemented, (ii) the selection of consultants, contractors and other third-parties with respect to any such investigation or remedial action and (iii) the form and substance of any plan, report or submission to be transmitted to any Governmental Authority or third party regarding any such investigation or remedial action (including with respect to the scope and type of such investigation or remedial action). If the Buyer has control over the matter pursuant to Section 6.04(a) or otherwise, the Company shall be entitled to participate, at its own expense, in any meetings between the Buyer or its consultants and representatives of any Governmental Authority or third party relating to any such HSE Claim, except to the extent such Governmental Authority or third party will not permit the Company to so participate. The Company shall maintain as confidential, except as otherwise required by applicable law, any non-public information exchanged or obtained in the course of such consultation. In addition, the Buyer shall (i) retain and, upon the Company's request, provide to the Company any records and information which are reasonably relevant to such HSE Claim, (ii) provide the Company during normal business hours and upon reasonable prior request, reasonable access to any area on the Purchased Assets related to any such HSE Claim and (iii) make employees of the Buyer available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, (1) if the HSE Claim involves a Third Party Claim, Buyer shall be under no obligation to disclose to the Company, or to give the Company access to, any information as to which attorney-client privilege may be available until a mutually satisfactory joint defense agreement has been executed by the Company, Buyer and, if applicable, Cepillos, and (2) if the HSE Claim does not involve a Third Party Claim, Buyer shall not be required to give the Company access to any information, personnel or consultants applicable to such HSE Claim upon the commencement of any litigation involving the Company, the Buyer and, if applicable, Cepillos regarding such HSE Claim except to the extent required by the discovery rules applicable to such litigation.

         SECTION 6.05. TAX INDEMNITY.

                  (a) The Company and Parent, jointly and severally, shall indemnify the Buyer and its Affiliates (including, after the Closing Date, Cepillos) and their respective officers, directors, agents, employees, shareholders, partners and other representatives and hold them harmless from (i) all Taxes of Cepillos for the Pre-Closing Tax Period and all Losses of Buyer and its Affiliates (including Cepillos) associated with such Taxes, (ii) all Losses (as a result of Treasury Regulation 1.1502-6(a) or otherwise) incurred by such indemnified party by reason of, resulting from, related to, or arising out of Taxes of Parent or the Company or any Affiliate of Parent or the Company (other than Cepillos) and (iii) any Tax liability of Cepillos resulting therefrom.

                  (b) In the case of any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"):

                           (i) real, personal and intangible property Taxes
("PROPERTY TAXES") of Cepillos for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                           (ii) the Taxes of Cepillos (other than Property
Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

                  (c) Parent's and the Company's indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by their payment to the Buyer of the excess of (i) such Taxes for the Pre-Closing Tax Period over
(ii) the amount of such Taxes paid by Parent, the Company or any of their affiliates (other than Cepillos) at any time plus the amount of such Taxes paid by Cepillos on or prior to the Closing Date. Parent and the Company shall initially pay such excess to the Buyer within thirty (30) days after the return, report or form with respect to the final liability for such Taxes is required to be filed (or, if later, is actually filed). If the amount of such Taxes paid by Parent, the Company or any of their affiliates (other than Cepillos) at any time plus the amount of such Taxes paid by Cepillos on or prior to the Closing Date exceeds the amount payable by Parent and the Company pursuant to the preceding sentence, the Buyer shall pay to Parent and the Company the amount of such excess within thirty (30) days after the return, report or form with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by Parent, the Company or the Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Straddle Period Taxes.

                  (d) The following procedures shall apply for indemnification of Tax claims:

                           (i) If a claim shall be made by any taxing authority,
which, if successful, will likely result in an indemnity payment to the Buyer, its Affiliates or any of their respective officers, directors, agents, employees, shareholders, partners and other representatives pursuant to Section 6.05, the Buyer shall promptly notify Parent and the Company in writing of such claim (a "TAX CLAIM").

                           (ii) With respect to any Tax Claim (other than a Tax
Claim relating solely to Taxes of Cepillos for a Straddle Period), the Company may control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED that the Company shall obtain the prior written consent of the Buyer before entering into any settlement of such claim; and PROVIDED FURTHER that the Buyer and counsel of its choice shall be permitted to participate in any proceedings in connection with a Tax Claim at the Buyer's expense. Parent and the Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of Cepillos for a Straddle Period.

                           (iii) The Buyer, Cepillos and each of their
respective Affiliates shall cooperate with Parent and the Company in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Parent's or the Company's request) the provision to Parent and the Company of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                           (iv) No party shall settle a Tax Claim relating
solely to Taxes of Cepillos for a Straddle Period without each of the other party's prior written consent, which consent shall not be unreasonably withheld.

                  (e) Notwithstanding the above, Company and Parent shall not be required to indemnify the Buyer and its Affiliates for any Losses incurred by reason of, resulting from, related to, or arising out of Taxes required to be paid by Buyer under Section 4.11(b) of this Agreement or to the extent included in the Assumed Liabilities.

         SECTION 6.06. CERTAIN LIMITATIONS. The parties hereto agree that the Company and Parent (i) shall be liable to the Buyer or Cepillos for up to a maximum amount of $100,000 in respect of the reasonable and verifiable costs or expenses associated with any repair, replacement or modification of the waste water system (including the installation of any waste water treatment facility) at the Cepillos facility located in Matamoros, Mexico undertaken by the Buyer or Cepillos in connection with any excess waste water discharge at such Cepillos facility, if reasonably necessary in order for the Cepillos facility to operate in the ordinary course of business in compliance with Environmental Laws at any time prior to the third anniversary of the Closing Date, and (ii) shall not be liable to the Buyer for the installation of a fire extinguishing sprinkler system at the Cepillos facility located in Matamoros, Mexico, PROVIDED that, with respect to clause (ii) above, if at any time prior to the third anniversary of the Closing Date the Buyer or Cepillos is ordered by a court or Governmental Authority in order to be in compliance with Environmental Laws to install any such sprinkler system (unless such order is made at the suggestion of Buyer or Cepillos), the Company and Parent shall jointly and severally indemnify the Buyer and Cepillos pursuant to Section 6.02 for any reasonable and verifiable costs or expenses attributable to the installation of such sprinkler system up to a maximum amount of $200,000. Any liability of the Company and Parent to the Buyer pursuant to this Section 6.06 shall not be subject to, nor shall in any way be applicable to or count towards, the limitations set forth in Section 6.02(a), 6.02(b) and 6.02(c) on the Company's and Parent's obligation to indemnify the Buyer. Notwithstanding any other provision in this Agreement to the contrary, the remedies set forth in this Section 6.06 shall be the sole and exclusive remedies of the Buyer with respect to liabilities for the costs and expenses associated with any repair, replacement or modification of the waste water system or the installation of the fire extinguisher sprinkler system as set forth in this Section 6.06.

         SECTION 6.07. REMEDIES EXCLUSIVE. Except with respect to the provisions of Section 4.10, the remedies provided in this Article VI shall be the exclusive remedies of the parties hereto after the Closing in connection with any breach of a representation or warranty, non-performance, partial or total, of any covenant or agreement contained herein or any other matter relating to the transactions contemplated hereby.

         SECTION 6.08. CERTAIN MATERIAL ADVERSE EFFECTS. The Company and Parent shall not be obligated to indemnify or hold harmless the Buyer under Section
6.02 with respect to Losses (other than Losses in connection with Third Party Claims) arising out any breach of the representations and warranties of the Company and Parent (including as such breach may be otherwise indemnifiable as a Loss relating to an HSE Matter, Environmental Laws or an Environmental Claim) to the extent that,

                           (i) as of the Closing Date (1) (A) the Buyer has
actual knowledge of a particular fact or circumstance, (B) the Buyer has actual knowledge that the existence of such fact or circumstance constitutes a breach of such representations and warranties and (C) such breach of representation or warranty would permit the Buyer to terminate this Agreement under Section 7.01(b)(i) and notwithstanding such breach the Closing occurs, and (2) (A) the Company and Parent were unaware of such fact or circumstance, (B) the Company and Parent were unaware that the existence of such fact or circumstance would constitute a breach of such representations and warranties and (C) such breach of representation or warranty would permit the Buyer to terminate this Agreement under Section 7.01(b)(i) and notwithstanding such breach the Closing occurs; PROVIDED, HOWEVER, that if the Company or Parent asserts that this Section 6.08 is applicable to a particular claim by Buyer under Section 6.02, then the Company or Parent, as the case may be, shall have the burden of proving the matters set forth in this Section 6.08; and PROVIDED, FURTHER that proof that the Buyer, Company or Parent, as the case may be, had access to a document containing such fact or describing such circumstance shall not be proof in and of itself that the Buyer, Company or Parent, as the case may be, had actual knowledge of such fact or circumstance, or

                           (ii) (1) such breaches relate to facts or
circumstances occurring after the date of signing and on or prior to the Closing Date, (2) the occurrence of such facts or circumstances was or were beyond the control of the Company or Parent and did not involve a breach of any covenant or agreement of the Company or Parent hereunder, and (3) such breach of representation or warranty would permit the Buyer to terminate this Agreement under Section 7.01(b)(i) and notwithstanding such breach the Closing occurs.

                                   ARTICLE VII
                                   TERMINATION

         SECTION 7.01. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated:

                  (a) by mutual written consent of the Buyer, Parent and the Company;

                  (b) by the Buyer, if (i) any of the representations and warranties contained in Article II shall not be true and correct in all respects, unless any such failures to be true and correct, either individually or in the aggregate, could not reasonably be expected to have a

Material Adverse Effect or (ii) the Company or Parent shall have breached or failed to perform in any material respect any of its respective obligations, covenants or agreements under this Agreement, PROVIDED that any such breach or breaches, failure to perform or misrepresentation is not cured within thirty
(30) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

                  (c) by the Company or Parent, if (i) any of the representations and warranties contained in Article III shall not be true and correct in all respects, unless any such failures to be true and correct, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (ii) the Buyer shall have breached or failed to perform in any material respect any of its respective obligations, covenants or agreements under this Agreement, PROVIDED that any such breach or breaches, failure to perform or misrepresentation is not cured within thirty (30) days after the Company or Parent gives the Buyer written notice identifying such breach, failure or misrepresentation;

                  (d) by the Buyer, if the conditions set forth in Section 5.01 become incapable of being satisfied;

                  (e) by the Company or Parent, if the conditions set forth in
Section 5.02 become incapable of being satisfied; or

                  (f) by the Buyer, Parent or the Company if the Closing has not occurred by December 31, 2000, or such other date, if any, as the Buyer, Parent and the Company may agree in writing.

         SECTION 7.02. EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated (i) under Section 7.01(a) or (ii) under Sections 7.01(d), (e) or (f) at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, except as provided in Section 7.02(c), all further obligations of the Company and Parent to the Buyer and of the Buyer to the Company and Parent shall terminate without further liability of any party hereto.

                  (b) If this Agreement is terminated under Section 7.01(b),
(c), (d), (e) or (f) at a time when a party is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, except (i) as provided in Sections 7.02(c), the liabilities and obligations of the party not in breach or violation of this Agreement shall terminate, and (ii) the party which is in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party.

                  (c) The obligations of the Buyer under Section 4.01(b) shall survive the termination of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.01. NOTICES. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person (in a manner through which delivery may be verified) or sent by nationally recognized overnight delivery service or mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

         To the Company, Parent or Votis:

                                    Moll Industries, Inc.
                                    Tyson Place - Suite 200
                                    2607 Kingston Pike
                                    Knoxville, TN 37919
                                    Attention: George Votis

                                    with a copy to:

                                    Nora J. Schneider, Esq.
                                    Choate, Hall & Stewart
                                    Exchange Place
                                    53 State Street
                                    Boston, Massachusetts  02109

         To the Buyer:              Henlopen Manufacturing Co., Inc.
                                    20 Melville Park Road
                                    Melville, NY  11747
                                    Attention: President

                                    with a copy to:

                                    Stephen A. Infante, Esq.
                                    Covington & Burling
                                    1330 Avenue of the Americas
                                    New York, New York  10019

         SECTION 8.02. NO WAIVER. No failure to exercise and no delay in exercising, on the part of the Buyer, the Company or Parent, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         SECTION 8.03. AMENDMENTS AND WAIVERS. This Agreement may be modified or amended only by a writing signed by the Buyer, the Company, Parent and, with respect to Section 4.10, Votis. No waiver of any term or provision hereof shall be effective unless signed in writing by the party waiving such term or provision.

         SECTION 8.04. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law provisions thereof.

         SECTION 8.05. CONSENT TO JURISDICTION. The Company, Parent and the Buyer each agrees to the exclusive jurisdiction of any state or Federal court within the Southern District of New York, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address in accordance with Section 8.01, and service so made shall be deemed to be completed when received. The Company, Parent and the Buyer each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the Company, Parent or the Buyer to serve legal process in any other manner permitted by law.

         SECTION 8.06. BINDING EFFECT AND BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns but, except as set forth in Section 1.09, may not be assigned by any party without the written consent of the Buyer and the Company.

         SECTION 8.07. INTEGRATION; DISCLOSURE ON SCHEDULES. This writing, together with the Exhibits and Schedules attached hereto, and the Services Agreement, the Escrow Agreement, the Morristown Lease, and other Seller Documents and Buyer Documents embody the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 4.01(b). The inclusion of any item in any
Schedule is not evidence of the materiality of such item for the purposes of any other Schedule or this Agreement.

         SECTION 8.08. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         SECTION 8.09. LIMITATION ON SCOPE OF AGREEMENT. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

         SECTION 8.10. HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 8.11. EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided for herein.

         SECTION 8.12. BOOKS AND RECORDS. Each of the Buyer and the Company will retain after the Closing Date all books and records pertaining to the Purchased Assets and Cepillos in accordance with a reasonable records retention policy. After the Closing Date, the Company and the Buyer shall grant to each other such access to financial records and other information in their possession related to the Cosmetics Division and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and to complete their tax returns. In the event that any such tax return becomes the subject of any audit or investigation, the Company and the Buyer shall give the other all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data included in the Purchased Assets to enable either of them to defend any such audit or investigation. Each party shall promptly reimburse the other for such other party's reasonable out-of-pocket expenses associated with requests made by such first party under this Section 8.12, but no other charges shall be payable by the requesting party to the other party in connection with such requests.

         SECTION 8.13. NO THIRD-PARTY BENEFICIARIES. Except as expressly set forth herein, nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         SECTION 8.14. FURTHER ASSURANCES. Following the Closing, the Company and Parent shall execute and deliver to the Buyer such documents and take such other actions as the Buyer may reasonably request in order to consummate more effectively the transactions and to vest in the Buyer good title to the Purchased Assets and the Cepillos Shares.

         SECTION 8.15. TAX TREATMENT OF INDEMNITY PAYMENTS. The Company, Parent and the Buyer agree to treat all payments made by each, to or for the benefit of the other under the indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

         SECTION 8.16. PUBLICITY. Except as otherwise required by law or applicable stock exchange rules, no party hereto may issue any press release or other public disclosure concerning this transaction without the prior written consent of the other parties hereto.

         SECTION 8.17. DEFINITIONS. Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement:
(i) the singular includes the plural and the plural includes the singular; (ii) "or" and "either" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; (vi) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement; (vii) capitalized terms used and not defined in the Annexes, Exhibits or Schedules attached to this Agreement shall have the meanings set forth in this Agreement; and (viii) "$" or dollars shall mean the lawful currency of the United States.

         The following terms, as used in this Agreement, have the meanings given to them in the section indicated:

          TERM                                     SECTION OR PLACE WHERE DEFINED
          Acquiror                                         Section 4.01
          Action                                           Section 2.09
          Additional Escrow Amount                         Section 1.03
          Affiliate                                        Section 1.09
          Agreement                                        First Paragraph
          Anchor                                           Section 4.14
          Assumed Contracts                                Section 1.01
          Assumed Liabilities                              Section 1.04
          Buyer                                            First Paragraph
          Buyer Documents                                  Section 3.01
          Cepillos                                         Introduction
          Cepillos Benefit Plans                           Section 2.19
          Cepillos Employees                               Section 2.19
          Cepillos Returns                                 Section 4.11
          Cepillos Shares                                  Introduction
          CERCLA                                           Section 2.23
          Closing                                          Section 1.06
          Closing Date                                     Section 1.06
          Code                                             Section 1.05
          Company                                          First Paragraph
          Company Benefit Plans                            Section 2.18
          Company Cepillos Shares                          Introduction
          Consent                                          Section 2.14
          Copyrights                                       Section 1.01
          Cosmetics Division                               Introduction
          Cosmetics Employees                              Section 2.17
          Delivering Party                                 Section 1.10
          Disposal                                         Section 2.18
          Domain Names                                     Section 1.01
          Elk Grove Lease                                  Section 4.04
          employee benefit plan                            Section 2.14
          employee pension benefit plan                    Section 2.14
          employee welfare benefit plan                    Section 2.14
          Environment                                      Section 2.23
          Environmental Claim                              Section 2.23
          Environmental Law                                Section 2.23
          Environmental Permits                            Section 2.23
          ERISA                                            Section 2.18
          Escrow Agent                                     Section 1.03
          Escrow Agreement                                 Section 1.03

          TERM                                     SECTION OR PLACE WHERE DEFINED
          Excluded Assets                                  Section 1.02
          Excluded Liabilities                             Section 1.04
          Financial Statements                             Section 2.02
          GAAP                                             Section 1.10
          Governmental Authority                           Section 2.05
          Hazardous Substances                             Section 2.18
          HSE Claim                                        Section 6.04(b)
          HSE Matter                                       Section 6.02
          HSR Act                                          Section 2.14
          indebtedness                                     Section 2.04
          Indemnified Party                                Section 6.04
          Indemnifying Party                               Section 6.04
          Intellectual Property                            Section 1.01
          Lien                                             Section 1.01
          Losses                                           Section 6.02
          Material Adverse Effect                          Section 2.01
          Material Contracts                               Section 2.09
          Morristown Equipment                             Section 4.13
          Morristown Lease                                 Section 4.13
          Net Working Capital                              Section 1.10
          Net Working Capital Certificate                  Section 1.10
          Parent                                           First Paragraph
          Parent Cepillos Shares                           Introduction
          Patents                                          Section 1.01
          Permits                                          Section 2.15
          Permitted Liens                                  Section 1.01
          Pre-Closing Tax Period                           Section 2.05
          Property Taxes                                   Section 6.05
          Purchase Price                                   Section 1.03
          Purchase Price Escrow Amount                     Section 1.03
          Purchased Assets                                 Section 1.01
          Release                                          Section 2.23
          Seller Documents                                 Section 2.01
          Service                                          Section 2.18
          Services Agreement                               Section 4.12
          Straddle Period                                  Section 6.05
          Tax                                              Section 2.05
          Tax Claim                                        Section 6.05
          Taxes                                            Section 2.05
          Third Party Claim                                Section 6.04
          Threatened Release                               Section 2.18
          Trademarks                                       Section 1.01
          U.S. Employees                                   Section 2.17
          Votis                                            Section 4.10
          Working Capital Deficiency                       Section 1.10
          Working Capital Excess                           Section 1.10

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                    MOLL INDUSTRIES, INC.

                                    By: _______________________
                                                         (Title)

                                    ANCHOR HOLDINGS, INC.

                                    By: _______________________
                                                         (Title)

                                    HENLOPEN MANUFACTURING CO., INC.

                                    By: _______________________
                                                         (Title)

                                    COMPAGNIE GENERALE DE
                                    PARTICIPATION INDUSTRIELLE ET
                                    FINANCIERE

                                    By: _______________________
                                                         (Title)

Accepted and Agreed as to
Section 4.10 only:




________________________
George T. Votis